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                           BANKATLANTIC BANCORP, INC.
                           1750 EAST SUNRISE BOULEVARD
                            FORT LAUDERDALE, FL 33304

                    , 2000

Dear  Shareholder:

You are cordially invited to a Special Meeting of Shareholders of BankAtlantic Bancorp, Inc. (the "Company"), which will be held at _____________________ Fort Lauderdale, Florida __________, on _________, 2000 at _______, local time. At the Special Meeting, we will ask you to approve the merger of BBC Sub, Inc., the Company's wholly owned subsidiary, with and into the Company under an Agreement and Plan of Merger, dated as of January 13, 2000, between BBC Sub and the Company.

If the merger is approved and consummated, each share of our publicly held Class B Common Stock will be converted into the right to receive $6.00 in cash per share. Each share of our Class A Common Stock will remain outstanding as one share of Class A Common Stock of the Company as the surviving corporation. The merger will result in the redemption and retirement of all outstanding shares of our Class B Common Stock other than shares held by BFC Financial Corporation ("BFC"). The terms of the Class A Common Stock will not be affected by the merger.

The Board of Directors is recommending the merger because we believe it will eliminate the complexity and market confusion caused by having two publicly traded classes of common stock and will focus market interest on our remaining publicly traded Class A Common Stock. The transaction will also have a positive earnings per share impact on Class A Common Stock as a consequence of the retirement of approximately 5 million shares of outstanding common stock.

A Special Committee of your Board of Directors, consisting of directors independent from management and from our parent, BFC Financial Corporation, evaluated the merits of the merger, unanimously recommended the $6.00 per share price to be paid to the public holders of Class B Common Stock for their shares and unanimously recommended that the Board of Directors approve the terms of the merger. Based upon the recommendation of the Special Committee and its own evaluation of the merits of the transaction, the Board of Directors unanimously approved the terms of the merger and recommended that you vote FOR approval of the merger.

The merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes. BFC which, at March 1, 2000, owned approximately 48.84% of the outstanding Class B Common Stock and 26.2% of the outstanding Class A Common Stock has advised us that it intends to vote its shares in favor of the merger.

The attached Notice of Special Meeting of Shareholders and Proxy Statement explain the proposed merger and provide specific information concerning the Special Meeting. Please read these materials (including the appendices) carefully. You can also obtain information about us from documents we have filed with the Securities and Exchange Commission.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING.

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On behalf of the Board of Directors, I thank you for your interest and participation.

Sincerely,

/s/ Alan B. Levan
------------------------
Alan B. Levan

Chairman & Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED IN THIS PROXY STATEMENT; DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR COMPLETE; OR PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THIS PROXY STATEMENT IS DATED __________, 2000 AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT ___________, 2000.

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON ____________, 2000

To the Shareholders of BankAtlantic Bancorp, Inc.:

I am pleased to give you notice of the Special Meeting of Shareholders of BankAtlantic Bancorp, Inc. (the "Company"), which will be held at _________________________________________, on ____________, 2000, at _______
local time and at any adjournment or adjournments. At the Special Meeting, you will:

         1. Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 13, 2000, between the Company and BBC Sub, Inc., a wholly owned subsidiary of the Company, pursuant to which, among other things BBC Sub will be merged with and into the Company and the Company's Articles of Incorporation will be amended in the form attached as Exhibit __ to the merger agreement. As a result of the merger, (i) each share of our Class B Common Stock will be converted into .0000002051 of a share of Class B Common Stock of the Company as the surviving corporation and (ii) each share of our Class A Common Stock will remain outstanding as one share of Class A Common Stock of the Company as the surviving corporation. No fractional shares of Class B Common Stock will be issued in the merger and holders of shares of Class B Common Stock who are entitled to receive less than one whole share in the merger will instead receive $6.00 in cash for each share of Class B Common Stock held immediately before the merger is consummated. Approval of the merger agreement by shareholders will also constitute the approval of the proposed amendment to the Articles of Incorporation.

         2. Transact such other business as may properly come before the Special Meeting or any adjournment or adjournments.

Only shareholders of record at the close of business on _______, 2000 are entitled to notice of, and to vote at, the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of each of our Class A Common Stock and Class B Common Stock is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes, is required to approve the merger agreement.

Although not required by the terms of our Articles of Incorporation or Florida law, your Board of Directors is permitting any holder of Class B Common Stock who does not vote in favor of the merger to dissent and to seek judicial appraisal of the fair value of his or her shares of Class B Common Stock if the merger is completed. In order to do so, however, holders of Class B Common Stock must properly perfect their dissenters' rights in accordance with the procedures under Florida law described on page __ of the accompanying Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted FOR the approval of the merger agreement and will be voted in accordance with the proxy holder's best judgment as to any other business as may properly come before the Special Meeting. You may revoke your proxy at any time before it is voted by submitting to the Secretary of the Company a written revocation or a proxy bearing a later date, or by attending the Special Meeting and giving oral notice of your intention to vote in person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

                                            By Order of the Board of Directors,

             , 2000                         /s/ ALAN B. LEVAN
-------------                              ----------------------------------
                                            Alan B. Levan
                                            Chairman of the Board

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                               SUMMARY TERM SHEET

1.       WHEN AND WHERE IS THE SPECIAL MEETING?
         The Special Meeting will take place on [_________, 2000], at [10:00], local time, at _______________________________________________________

2.       WHAT IS THE PROPOSED TRANSACTION?
         We currently have two publicly traded classes of common stock.

         o Our Class A Common Stock is non-voting stock and is traded on the New York Stock Exchange, and
         o Our Class B Common Stock is our only voting stock and is traded on the Nasdaq National Market.

         The merger will have the affect of eliminating the public ownership of our Class B Common Stock. The merger agreement provides that our wholly-owned subsidiary will merge with and into us and, as a result, BFC Financial Corporation, which owns approximately 48.84% of our Class B Common Stock, would be the sole holder of the Class B Common Stock. The Class A Common Stock will continue to trade on the NYSE. Public holders of the Class B Common Stock will receive cash. See "The Merger."

3.       WHAT IS THE REASON FOR THE TRANSACTION?
         After review, it was determined that the holders of both classes of common stock are adversely impacted by having two publicly traded classes of common stock resulting from both the confusion of investors and analysts interested in the Company and reduced liquidity in the divided markets. The Board recommended the merger because the transaction will simplify the Company's capital structure and focus interest in one market which should result in increased trading volume and liquidity. It will also have a positive earnings per share impact on Class A Common Stock resulting from a 5 million share decrease in outstanding shares.

4.       WHAT WILL I RECEIVE IN THE MERGER?
         o Each public holder of Class B Common Stock will receive $6.00 in cash for each share of Class B Common Stock owned immediately prior to the merger in lieu of the fractional shares resulting from the merger.
         o Each holder of Class A Common Stock will hold one share of Class A Common Stock in the Company as the surviving corporation which will have the same rights and preferences and be identical in all other respects as our currently outstanding Class A Common Stock.

         On January 13, 2000, the last trading day prior to the first public announcement of the merger, the closing price per share of Class B Common Stock on the Nasdaq National Market was $5.125.

5.       HAS THE BOARD OF DIRECTORS RECOMMENDED THAT I VOTE FOR THE
         MERGER AGREEMENT?
         Your Board of Directors believes that the merger is fair to, and in the best interests of, the Company and the holders of both the Class A Common Stock and the Class B Common Stock. The Board of Directors formed a Special Committee, which consisted of four directors independent of management and BFC Financial Corporation, to evaluate the merits of the merger and recommend the price to be paid to the holders of Class B Common Stock who would be receiving cash for their shares. The Special Committee unanimously recommended the $6.00 per share price and unanimously


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         recommended that the Board of Directors approve the terms of the merger. For further information as to how the Special Committee and the Board of Directors arrived at their conclusions and the opinions that the Special Committee and the Board of Directors received from their financial advisors, see "Special Factors."

6. WHY WASN'T I GIVEN THE OPPORTUNITY TO EXCHANGE MY CLASS B SHARES FOR SHARES OF CLASS A COMMON STOCK?
         When the Board pursued this alternative, the Board of Directors was advised that such an exchange offer would violate the New York Stock Exchange's Voting Rights Policy.

7.       DO I HAVE DISSENTERS' RIGHTS?
         Although the Board of Directors believes that the $6.00 price is fair, the Board of Directors is permitting holders of Class B Common Stock who do not vote in favor of the merger agreement an opportunity to dissent and seek judicial appraisal of the fair value of his or her shares of Class B Common Stock if the merger is completed, but only if all requirements of Florida law are complied with. See "Dissenters' Rights Provisions of the Florida Business Corporation Act" attached as Appendix D. These requirements are summarized in the section "Special Factors - Dissenters' Rights." The appraised value of a share as determined by a court may be more or less than $6.00.

8.       WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER
         AGREEMENT?
         The merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes. BFC Financial Corporation which owns approximately 48.84% of the outstanding Class B Common Stock and over 26.2% of the outstanding Class A Common Stock has advised us that it intends to vote its shares in favor of the approval of the merger.

9.       WHO IS ENTITLED TO VOTE?
         Holders of record of Class A Common Stock and Class B Common Stock at the close of business on [__________, 2000], which is the record date for the Special Meeting, are entitled to vote to approve the merger at the Special Meeting. See "Information Concerning the Special Meeting Record Date."

10.      WHEN IS THE MERGER EXPECTED TO BE COMPLETED?
         We are working to complete all aspects of the merger as quickly as possible. If shareholders approve the merger at the Special Meeting, we currently expect the merger to be completed by _________, 2000. See "The Merger."

11.      WHAT DO I NEED TO DO NOW?
         First, read this Proxy Statement carefully. Then, you should complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If your shares are held by a broker as nominee, you should receive a proxy card from your broker. See "Information Concerning the Meeting."

12. MAY I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD? Yes. To change your vote you can

         o send in a later-dated, signed proxy card or a written revocation before the Special Meeting, or
         o attend the Special Meeting and give oral notice of your intention to vote in person. You should be aware that simply attending the Special Meeting will not in and of itself constitute a revocation of your proxy.


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13.      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
         No. If the merger is completed, you will receive written instructions on how to exchange your shares of Class B Common Stock for the merger consideration. Holders of certificates for shares of Class A Common Stock will not need to exchange their certificates as a result of the merger. See "The Merger-Exchange Agent, Exchange and Payment Procedures."

14. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?
         Your broker will vote your shares only if you provide written instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "Information Concerning the Special Meeting - Voting of Proxies."

15.      WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?
         The merger will be a taxable transaction to holders of Class B Common Stock who receive cash in the transaction. The gain or loss per share of each Class B Shareholder will equal the difference between $6.00 and the shareholder's basis in the share of Class B Common Stock. The merger will not be a taxable transaction to the holders of Class A Common Stock and such holders will maintain the same basis in their shares after the merger is completed. You should consult your tax advisor for a full understanding of the tax consequences of the merger. See "Special Factors - Federal Income Tax Consequences of the Merger."

16.      WHAT WILL HAPPEN TO THE COMPANY'S STOCK OPTIONS AND CONVERTIBLE
         DEBENTURES?
         Outstanding options to purchase Class A Common Stock will remain exercisable for the same number of shares of Class A Common Stock of the Company as the surviving corporation for the same exercise price and upon the same terms as in effect before the merger. Likewise, the Company's 6-3/4% Convertible Subordinated Debentures due 2006 and 5-5/8% Convertible Subordinated Debentures due 2007 will remain convertible into the same number of shares of Class A Common Stock of the Company as the surviving corporation at the same conversion price and upon the same terms as in effect before the merger. Pursuant to the merger agreement, all outstanding options to acquire Class B Common Stock will automatically be exchanged for options to acquire Class A Common Stock on a basis which preserves the intrinsic value of the option on the effective date of the merger. The options will otherwise be on substantially the same terms and conditions as the former options to purchase shares of Class B Common Stock, including vesting and term. The Board of Directors determined that it was in the Company's best interest to provide for the exchange pursuant to the merger because of the benefits associated with providing incentives to employees through continued option holdings. While the Company was not permitted under NYSE rules and regulations to provide for the conversion of shares of Class B Common Stock into Class A Common Stock in the merger, the NYSE has indicated that providing for the exchange of Class B options into Class A options in the merger would not violate the NYSE's Voting Rights Policy. See "The Merger - Treatment of Options and Convertible Securities."

17.      WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?
         We are not aware of any other matters to be voted on at the Special Meeting. If you are voting by proxy, however, we ask that you give the proxies listed in the proxy card the power to act in their discretion upon any other matters that may come before the Special Meeting.


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                       WHO CAN HELP ANSWER YOUR QUESTIONS?

         If you have any questions concerning the merger or the Special Meeting, if you would like additional copies of the Proxy Statement or if you will need special assistance at the meeting, please call Corporate Communications at (954) 760-5402. The summary information provided above in "question and answer" format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement. YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT (INCLUDING THE APPENDICES) IN ITS ENTIRETY.


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                                TABLE OF CONTENTS

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                                                                                                               PAGE
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
FORWARD-LOOKING STATEMENTS.......................................................................................10

SUMMARY  ........................................................................................................11
         Date, Time and Place of the Special Meeting.............................................................11
         Purpose of the Special Meeting..........................................................................11
         Record Date; Shares Entitled to Vote; Quorum............................................................11
         Vote Required for the Merger; Certain Shares Voting in Favor of the Merger..............................11
         Parties to the Merger...................................................................................12
         What You Will Receive in the Merger.....................................................................12
         Expected Completion Date of the Merger and Payment for Shares...........................................12
         Reasons for the Merger..................................................................................13
         Recommendation of the Special Committee and the Board of Directors......................................13
         Opinions of Financial Advisors..........................................................................13
         Conflicts of Interest...................................................................................14
         Certain Effects of the Merger...........................................................................14
         Conditions to the Merger; Termination...................................................................15
         Dissenter's Rights......................................................................................15
         Federal Income Tax Consequences.........................................................................16
         Financing of the Merger.................................................................................16
         Per Share Market Price Information......................................................................16
         Accounting Treatment....................................................................................16

RISK FACTORS.....................................................................................................17
         BFC Financial Corporation Will Possess 100% of Our Voting Rights Upon
                  Completion of the Merger.......................................................................17
         The Proposed Transaction Will Increase Our Leverage.....................................................17

THE COMPANY......................................................................................................17

SPECIAL FACTORS..................................................................................................18
         Background of the Merger................................................................................18
         Reasons for the Merger; Recommendation of the Special Committee and Board of Directors..................22
         Fairness Opinion of Keefe Bruyette & Woods..............................................................24
         Fairness Opinion of Lehman Brothers.....................................................................30
         Interests of Certain Persons in the Merger; Conflicts of Interest.......................................34
         Conduct of the Company's Business After the Merger......................................................35
         Conduct of the Company's Business if the Merger is not Completed........................................35
         Material Federal Income Tax Consequences of the Merger..................................................36
         Fees and Expenses of the Merger; Sources of Funds.......................................................37
         Dissenters' Rights......................................................................................37

INFORMATION CONCERNING THE SPECIAL MEETING.......................................................................40
         Date, Time And Place....................................................................................40
         Matter to be Voted Upon at the Special Meeting..........................................................40
         Record Date; Shares Entitled to Vote; Quorum............................................................40
         Vote Required for the Merger; Certain Shares Voting in Favor of the Merger..............................41


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
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
         Voting of Proxies.......................................................................................41
         Revocability of Proxies.................................................................................42
         Solicitation of Proxies.................................................................................42

THE MERGER.......................................................................................................42
         The Merger..............................................................................................42
         Effective Time of the Merger............................................................................42
         Conversion of Common Stock..............................................................................42
         Exchange Agent; Exchange and Payment Procedures.........................................................43
         Treatment of Options and Convertible Securities.........................................................43
         Amendment to Articles of Incorporation..................................................................45
         Conditions of the Merger................................................................................45
         Termination; Amendment..................................................................................45
         Accounting Treatment....................................................................................46
         Management After the Merger.............................................................................46
         Charter Documents of Surviving Corporation..............................................................46

SELECTED CONSOLIDATED FINANCIAL DATA.............................................................................46

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
         OF BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES..........................................................50

MARKET PRICE INFORMATION; DIVIDENDS..............................................................................54
         Class A Common Stock....................................................................................54
         Class B Common Stock....................................................................................54
         Dividends...............................................................................................55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................56

DESCRIPTION OF CAPITAL STOCK.....................................................................................57
         Common Stock............................................................................................57
         NYSE Listing............................................................................................59
         Preferred Stock.........................................................................................59

INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................59

OTHER MATTERS....................................................................................................59

WHERE YOU CAN FIND MORE INFORMATION..............................................................................60

APPENDIX A.......................................................................................................61

APPENDIX B.......................................................................................................69

APPENDIX C.......................................................................................................71

APPENDIX D.......................................................................................................73

APPENDIX E.......................................................................................................78


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                           FORWARD-LOOKING STATEMENTS

         The Company cautions readers that certain matters discussed in this Proxy Statement and in the documents incorporated herein by reference include forward-looking statements. Although not an exhaustive list, some of the forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "plan," "intend," "expect," "will," "should," "seeks" and similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements including, but not limited to:

                  (i) the potential adverse impact on our operations and profitability of changes in interest rates and increased leverage,

                  (ii) economic conditions, both generally and particularly in areas where we or our subsidiaries, including BankAtlantic, operate or hold assets,

                  (iii) interest rate and credit risk associated with BankAtlantic's loan portfolio,

                  (iv) BankAtlantic's recent rapid growth and increased operating expenses,

                  (v) our ability to manage new banking and non-banking initiatives and investments,

                  (vi)     the highly competitive nature of our businesses,

                  (vii) limitations on BankAtlantic's ability to pay dividends to the Company,

                  (viii) uncertainty relating to the realization of benefits from our restructuring initiatives and the merger which is the subject of this Proxy Statement, and

                  (ix) the ability of the Company to obtain financing for the merger.

Many of these factors are beyond our control. The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included elsewhere in this Proxy Statement and the documents incorporated herein by reference. For a discussion of additional factors that could cause actual results to differ, please see the discussion under "Risk Factors" contained in this Proxy Statement and in other information contained in our publicly available SEC filings.



                                      -10-
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                                     SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the terms and conditions of the merger, you should carefully read this entire document and its appendices and the other documents to which we refer. The actual terms of the merger are contained in the merger agreement, which is included in this Proxy Statement as Appendix A.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

         The Special Meeting will be held on [___________, 2000] at [10:00 am.], local time, at [location to be determined].

PURPOSE OF THE SPECIAL MEETING

         At the Special Meeting, you will consider and vote on a proposal to approve the merger pursuant to the merger agreement which is attached to this Proxy Statement as Appendix A. The merger agreement provides that a wholly-owned subsidiary of the Company would merge with and into the Company, leaving the Company as the surviving corporation. The merger agreement also calls for the amendment of the Company's Articles of Incorporation in the form attached as Exhibit A to the merger agreement. Approval of the merger will constitute approval of the merger agreement and the proposed amendment to the Articles of Incorporation.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

         The close of business on [____________, 2000] is the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Special Meeting. At the Special Meeting, each share of Class A Common Stock and Class B Common Stock outstanding will be entitled to one vote each. The holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock must be present in person or represented by proxy to constitute a quorum for the transaction of business.

VOTE REQUIRED FOR THE MERGER; CERTAIN SHARES VOTING IN FAVOR OF THE MERGER

         The merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes. BFC Financial Corporation which owns approximately 48.84% of the outstanding Class B Common Stock and 26.2% of the Class A Common Stock has advised us that it intends to vote its shares in favor of approval of the merger.

         Your Board of Directors is not aware of any other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, the persons named on the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" approval of the merger agreement will not be used to vote "FOR" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the merger agreement. See "The Special Meeting--Voting Procedures."



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PARTIES TO THE MERGER

  THE COMPANY

         We are a Florida-based savings bank holding company which owns BankAtlantic, a federally-chartered, federally-insured savings bank. BankAtlantic, organized in 1952, provides traditional retail banking services and a full range of commercial banking products and related financial services through 68 branch offices located primarily in Miami-Dade, Broward, Palm Beach Counties in South Florida and in the Tampa Bay area. BankAtlantic is regulated and examined by the Office of Thrift Supervision and the FDIC.

         While our primary activities relate to the banking activities of BankAtlantic, the Company's other activities include (i) providing investment banking services, capital raising and advisory services to the financial services industry through our subsidiary, Ryan Beck & Co., Inc., and (ii) engaging in real estate development and investment activities through BankAtlantic's subsidiary, BankAtlantic Development Corporation.

  BBC SUB

         BBC Sub is a newly-formed Florida corporation organized for the sole purpose of effecting the merger and has not conducted any prior business. See "Certain Information Concerning the Company and the BBC Sub."

WHAT YOU WILL RECEIVE IN THE MERGER

CLASS A COMMON SHAREHOLDERS. Each share of Class A Common Stock will be converted and remain outstanding as one share of Class A Common Stock of the Company as the surviving corporation. The relative rights and preferences of the Class A Common Stock will not be affected by the merger.

CLASS B COMMON SHAREHOLDERS. Each publicly held share of Class B Common Stock will be converted into the right to receive $6.00 per share based on its conversion into .0000002051 of a share of Class B Common Stock in connection with the merger. Because no fractional shares of Class B Common Stock will be issued in the merger, the holders of fractional shares will receive cash in lieu of their shares. This means that holders of shares of Class B Common Stock who are entitled to receive less than one whole share in the merger (the "Public Class B Shareholders") will instead receive $6.00 in cash for each share of Class B Common Stock held immediately before the merger. The $6.00 cash price was determined by the Special Committee and the Board of Directors to be the fair value of the shares and reflects a premium of 21% over the average closing market price of the Class B Common Stock for the last three trading days before we publicly announced the merger.

EXPECTED COMPLETION DATE OF THE MERGER AND PAYMENT FOR SHARES

         If it is approved by the shareholders, the merger is currently expected to be completed as soon as practicable after the Special Meeting, upon the satisfaction or waiver of the conditions of the merger agreement. See "--Conditions to the Merger, Termination" and "The Merger--Conditions." Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded promptly following the completion of the merger to holders of Class B Common Stock by the Company's transfer agent, American Stock Transfer, which is acting as the exchange agent. Holders of Class A Common Stock will not be required to exchange their certificates in connection with the merger. See "The

Merger--Conversion of Securities." Shareholders should not send any stock certificates to the Company or the exchange agent at this time.

REASONS FOR THE MERGER

         The reasons for the merger include simplification of the capital structure, elimination of confusion in the markets, focus of market interest on one class of common stock, and earnings per share benefits to be derived from the transaction. See "Special Factors-Reasons for the Merger."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

         The Board of Directors formed a Special Committee comprised of four directors independent of management and BFC Financial Corporation to evaluate the merits of the merger and recommend the price to be paid to holders of Class B Common Stock who would be receiving cash for their shares. At the conclusion of its review, the Special Committee unanimously recommended the $6.00 per share price to be paid to holders of Class B Common Stock who would receive cash for their shares, concluded that the merger is fair to and is in the bests interests of the Company and both its Class A and Class B shareholders, and unanimously recommended that the Board of Directors approve the terms of the merger.

         Following the recommendation of the Special Committee and the conclusion of its own review and evaluation, the Board of Directors also determined that the merger is fair to and in the best interests of the Company and the holders of the Class A Common Stock and the holders of the Class B Common Stock. Accordingly, the Board of Directors unanimously recommends that you vote "FOR" approval of the Merger.

         For a description of the factors that the Special Committee and the Board of Directors considered in arriving at their conclusions, see "Special Factors."

OPINIONS OF FINANCIAL ADVISORS

         KEEFE, BRUYETTE & WOODS. The Special Committee retained Keefe Bruyette & Woods, Inc. ("Keefe Bruyette") as its financial advisor in connection with its evaluation of the merger. On January 13, 2000, Keefe Bruyette delivered to the Special Committee and the Board of Directors its oral opinion (subsequently delivered in writing) that, as of the date of the opinion and based on assumptions and subject to limitations and qualifications set forth in the opinion, the terms of the merger are fair, from a financial point of view, to the holders of Class A Common Stock and Class B Common Stock.

         LEHMAN BROTHERS. The Board of Directors retained Lehman Brothers as its financial advisor in connection with its evaluation of the merger. On January 13, 2000, Lehman Brothers delivered to the Board of Directors its oral opinion (subsequently delivered in writing) that, as of the date of the opinion and based on assumptions and subject to limitations and qualifications set forth in the opinion, from a financial point of view, the consideration to be paid by the Company in the merger is fair to the Company.

         We have attached as Appendices B and C to this Proxy Statement, the full text of the opinions of Keefe Bruyette and Lehman Brothers, respectively. Each of the opinions sets forth assumptions made, matters considered and limitations on the review undertaken in connection with each respective opinion. YOU SHOULD READ EACH OF THE OPINIONS IN ITS ENTIRETY.

CONFLICTS OF INTEREST

         In considering the recommendation of the Special Committee and the Board of Directors with respect to the merger, you should be aware that certain directors and officers of the Company have interests that may be deemed to conflict with your interests as shareholders or that are in addition to, or different from, the interests of shareholders.

         As a result of the merger, BFC Financial Corporation, which owns approximately 48.84% of the outstanding Class B Common Stock and 26.2% of the outstanding Class A Common Stock and which currently may be deemed to have effective control of the Company, will own 100% of the Class B Common Stock. This will constitute 100% of the voting rights of the Company. Alan B. Levan, Chairman of the Board and Chief Executive Officer of the Company, is also Chairman of the Board and Chief Executive Officer of BFC and deemed to beneficially own 45.6% of the outstanding shares of BFC. Further, John E. Abdo, a director of the Company and Vice Chairman of the Board is also a director of BFC and Vice Chairman of its Board and may be deemed to beneficially own 15.8% of the outstanding shares of BFC.

         In addition, as of March 1, 2000, the members of the Special Committee owned in the aggregate the following securities:

         o 121,570 shares of Class B Common Stock for which they will receive payment in an aggregate amount of $729,420 upon completion of the merger,
         o   169,391 shares of Class A Common Stock,
         o options to acquire an aggregate of 77,989 shares of Class B Common Stock, each with an exercise price of $3.40 per share, and
         o options to acquire an aggregate of 158,320 shares of Class A Common Stock.

         Further, as of March 1, 2000, members of the Board of Directors other than members of the Special Committee and without regard to the shares owned by BFC Financial Corporation, owned the following securities:

         o 215,183 shares of Class B Common Stock for which they will receive payment in an aggregate amount of $1,291,098 upon completion of merger,
         o   188,405 shares of Class A Common Stock,
         o options to acquire an aggregate of 789,652 shares of Class B Common Stock, with exercise prices ranging from $3.40 to $3.48 per share, and
         o options to acquire an aggregate of 749,351 shares of Class A Common Stock.

CERTAIN EFFECTS OF THE MERGER

         The Merger Agreement provides that BBC Sub will be merged with and into the Company and the corporate existence of BBC Sub will cease and the Company will continue as the surviving corporation. Following the merger, the Public Class B Shareholders will receive $6.00 in exchange for each share of Class B Common Stock they owned immediately before the merger. As a result, BFC Financial Corporation will become the sole holder of the Class B Common Stock and possess 100% of the voting rights of the Company. The shares of Class A Common Stock of the Company as the surviving corporation to be held by holders of Class A Common Stock after the merger will have the same relative rights and preferences that their shares currently possess.

         It is expected that, immediately following the merger, the business and operations of the Company and its subsidiaries will be continued by the Company, as the surviving company in the merger, as they are currently being conducted. The holders of Class A Common Stock and BFC Financial Corporation will be the sole beneficiaries of any future earnings and growth of the Company. The Public Class B Shareholders will not benefit from any increase, and will not bear the risk of any decrease, in the value of the Company.

         As a result of the merger:

         o the Class B Common Stock will cease to be listed on the Nasdaq National Market and there will be no public market for the Class B Common Stock;
         o the Company will terminate registration of the Class B Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
         o the Class A Common Stock will continue to be listed and traded on the New York Stock Exchange and will continue to be registered under the Exchange Act.

CONDITIONS TO THE MERGER; TERMINATION

         The completion of the merger is subject to various conditions, including the following:

         o approval of the merger by the affirmative vote of holders of a majority of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, voting as separate classes;
         o the absence of any injunction, statute, regulation or proceeding which prevents or challenges consummation of the merger;
         o the availability to the Company of sufficient funds to pay all amounts payable as a result of the merger; and
         o receipt by the Company of a satisfactory opinion of counsel with respect to the federal income tax consequences of the merger.

         In addition, the merger agreement may be terminated by the Company at any time before the merger is completed if for any reason the Board of Directors determines that it is inadvisable to complete the merger.

DISSENTER'S RIGHTS

         Although the Board believes the $6.00 price is fair, the Board of Directors has granted the Public Class B Shareholders the right (which is not provided by Florida law or the Company's Articles of Incorporation) to seek to have the "fair value" of his or her shares of Class B Common Stock determined by a court under Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporations Act (the "FBCA") rather than accept the $6.00 payment. This right to dissent is subject to a number of restrictions and technical requirements, including:

         o   you must not vote in favor of approval of the merger;
         o you must provide written notice to the Company before the Special Meeting that you intend to demand payment of the fair value for your shares if the merger is completed; and
         o you must file with the Company a notice of your election to dissent and demand payment of the fair value of your shares within 20 days after the Company has sent you notice that the merger has been approved by the Company's shareholders.

Merely voting against the merger agreement will not protect your right to dissent. Appendix D to this Proxy Statement contains Sections 607.1301, 607.1302 and 607.1320 of the FBCA regarding dissenters' rights.

FEDERAL INCOME TAX CONSEQUENCES

         The receipt of the $6.00 per share cash consideration in the merger will be a taxable transaction to the Public Class B Shareholders for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. Public Class B Shareholders will recognize gain or loss measured by the difference between the amount of cash they receive and their tax basis in the shares of Class B Common Stock exchanged. The merger will not be a taxable transaction to the holders of Class A Common Stock and such holders will maintain the same basis in their shares after the merger is completed. You should consult you own tax advisors regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws.

FINANCING OF THE MERGER

         Upon completion of the merger, the Public Class B Shareholders will be entitled to payment of an aggregate of approximately $32 million for their shares of Class B Common Stock, assuming that no Public Class B Shareholders exercise and perfect their dissenters' rights in connection with the merger [and no holders of options to acquire Class B Common Stock exercise their options prior to the effectiveness of the merger.] In addition, the Company expects to incur approximately $2.0 million in expenses in connection with the merger. It is a condition to the completion of the merger that sufficient funds are available to pay all these amounts.

         The funds required to complete the merger and to pay related fees and expenses are to be provided from the proceeds of the Company's offering of Subordinated Investment Notes (the "Investment Notes") and from working capital. The Company has filed a Registration Statement with the Securities and Exchange Commission relating to the offering of up to $150 million of Investment Notes which are currently being offered for sale to the public and currently anticipates that it will have outstanding $50 million to $75 million of Investment Notes at any one time. In the event that the proceeds from the sale of Investment Notes are inadequate to fund the merger, the Company may use funds available from working capital and proceeds available from other borrowings or sales of assets.

         The merger is conditioned on the Board of Directors determining that the Company has sufficient funds to pay all amounts required to be paid in connection with the merger.

PER SHARE MARKET PRICE INFORMATION

         On January 13, 2000, the last full trading on the NYSE before the public announcement of the merger, the closing price of the Class A Common Stock was $4.00 per share. On [DAY BEFORE MAILING], the closing price of the Class A Common Stock was $____ per share. On January 13, 2000, the closing price of the Class B Common Stock on the Nasdaq National Market was $5.125 per share. On [DAY BEFORE MAILING], the closing price of the Class B Common Stock was $___ per share.

ACCOUNTING TREATMENT

         Assets and liabilities transferred relating to the merger will continue to be accounted for at historical cost in a manner similar to a pooling of interests with the retirement of a portion of one class of stock. The Company will continue to allocate and report results of operations as between two classes of stock, adjusted to reflect the reduction in equity interest of the Class B shares retired, which reduction will increase the proportionate interest of the Class A shares in the results of operations and stockholders equity.

                                  RISK FACTORS

         In evaluating the merger, shareholders should carefully consider the following factors, in addition to the other information contained or incorporated by reference in this Proxy Statement.

BFC FINANCIAL CORPORATION WILL POSSESS 100% OF OUR VOTING RIGHTS UPON COMPLETION OF THE MERGER

         The merger will result in BFC Financial Corporation increasing its voting power in the Company from approximately 48.84% to 100%. Even though BFC is currently in a position, through its ownership of the Class B Common Stock, to effectively control the Company and elect a majority of the board of directors, the merger will place BFC in a position of close to complete control of the Company. Holders of Class A Common Stock will continue to be permitted to vote their shares only on those limited matters where Florida law requires that all shares be entitled to vote.

THE PROPOSED TRANSACTION WILL INCREASE OUR LEVERAGE

         At December 31, 1999, we had approximately $246.9 million of indebtedness outstanding and approximately $235.9 million of stockholders' equity. We have filed a Registration Statement with the Securities and Exchange Commission relating to an offering of up to $150 million of Investment Notes which are currently being offered for sale to the public. We currently anticipate that between $50 million and $75 million of Investment Notes will be outstanding at any one time. We used a portion of the proceeds of the sale of the Investment Notes to repurchase $25 million in principal amount of our outstanding 5-5/8% Convertible Subordinated Debentures due 2007 in a recently completed tender offer. While the terms of the Investment Notes will be determined from time to time, Investment Notes issued to date have a maturity date of February 28, 2002 and bear interest at a rate of 10% per annum. We intend to finance the merger through the issuance of additional Investment Notes, with funds available from working capital, and proceeds from other borrowings or sales of assets. The effect of the transaction will be to increase the Company's indebtedness and decrease the Company's stockholders equity. Increased leverage poses risks to operations including the risk that cash flow will not be sufficient to service outstanding debt and that additional financing or refinancing may be unavailable. Utilization of cash flow for the purpose of servicing debt also limits its availability for other purposes.

                                   THE COMPANY

         We are a Florida-based savings bank holding company which owns BankAtlantic, a federally-chartered, federally-insured savings bank. BankAtlantic, organized in 1952, provides traditional retail banking services and a full range of commercial banking products and related financial services through 68 branch offices located primarily in Miami-Dade, Broward, and Palm Beach Counties in South Florida and in the Tampa Bay area. BankAtlantic's activities include: (i) attracting checking and savings deposits from the public and general business customers, (ii) originating commercial real estate and business loans, residential real estate loans and consumer loans, (iii) purchasing wholesale residential loans from third parties and (iv) making other permitted investments such as investments in mortgage-backed securities, tax certificates and other investment securities. BankAtlantic is regulated and examined by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation (the "FDIC").

         Although our primary activities relate to the banking activities of BankAtlantic, our other activities include (i) providing investment banking services, capital raising and advisory services to the financial services industry through our subsidiary, Ryan Beck & Co., and (ii) engaging in real estate development and investment activities through our subsidiary, BankAtlantic Development Corporation. Ryan Beck, an investment bank whose activities include underwriting, distributing and trading tax-exempt and financial institution securities, was acquired by the Company in 1998. BankAtlantic Development Corporation currently owns St. Lucie West Holding Corp., a developer of a master planned residential, commercial and industrial community in St. Lucie County, Florida. BankAtlantic Development Corporation has several other investments in real estate development projects in South Florida and, in December 1999, acquired Levitt Corporation, a developer of single-family home communities, condominiums and rental apartment complexes.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

         The Company initially issued shares of Class A Common Stock in March, 1996 through an underwritten public offering of approximately 1.3 million shares. Additional shares were subsequently issued through a series of stock dividends of Class A Common Stock to the holders of both Class A Common Stock and Class B Common Stock. In November 1997, the Company issued an additional three million shares of Class A Common Stock in an underwritten public offering. The Class A Common Stock, which was initially listed on the Nasdaq National Market, commenced trading on the NYSE on August 20, 1997.

         Accordingly, at December 31, 1999, the Company had two classes of publicly traded common stock, the Class A Common Stock with 32,418,470 outstanding shares traded on the New York Stock Exchange and the Class B Common Stock with 10,264,516 outstanding shares traded on Nasdaq.

         The principal reason for the creation of the second class of common stock was to enable the Company to issue equity securities for raising capital, making acquisitions and compensating employees without significantly diluting the voting power of the holders of Class B Common Stock. At the time of the creation of the Class A Common Stock, the Company identified BFC Financial Corporation as the Company's controlling shareholder and the Board of Directors determined that it was in the best interest of the Company to eliminate customer concerns about control of the institution and its stability and that continuity of management and operations would assist the Company toward achieving the Company's long term goals.

         During the last quarter of 1999, the trading price of both the Class A Common Stock and Class B Common Stock fell significantly. In reaction, the Board of Directors of the Company began consideration of a buyback of shares of the Company's outstanding common stock. In connection with its review of market considerations and the potential benefits to the Company and its shareholders of share repurchases, management had conversations with a number of investment banking firms and analysts. In those conversations, issues were identified relating to the relatively low volume of trading in both classes of common stock, confusion in the market relating to the two classes and the dilution of market interest between the two trading markets. As a consequence of the issues raised, the Company approached Lehman Brothers for assistance.

         Upon review, it was determined that the holders of both classes of common stock were adversely impacted by having two publicly traded common equity securities resulting from both the confusion of investors and analysts interested in the Company and reduced liquidity in the markets, particularly for the Class B Common Stock.

         At a December 22, 1999 Board of Directors meeting, the Board discussed a possible repurchase of shares of common stock. The possibility of a tender offer for the Class B Common Stock was discussed with the potential benefits of simplifying the capital structure and enhancing earnings per share identified as appropriate goals.

         Because the repurchase of Class B Common Stock would increase the percentage of voting rights held by BFC, the Board discussed and determined the appropriateness of establishing a Special Committee comprised of independent outside directors. Mr. DiGiulian agreed to Chair the Special Committee. The Board also passed a resolution authorizing Mr. Levan to pursue the negotiation of the engagement of Lehman Brothers.

         Following the December 22, 1999 Board meeting, Mr. DiGiulian took steps to form the Special Committee and began the process of retaining independent legal and financial advisors for the Special Committee. Mr. DiGiulian invited the law firm of Battle, Fowler LLP and the investment banking firm of Keefe Bruyette to the December 29, 1999 meeting.

         On December 29, 1999, the Board of Directors met again for the purpose of exploring a possible transaction. Also present at the meeting were representatives of Lehman Brothers, Keefe Bruyette and Battle Fowler LLP, as well as counsel to the Company.

         The Board discussed the impact on the trading price of the common stock of the two class capital structure, the two public trading markets and the bifurcation of investor interest. After discussion, the Board preliminarily concluded that a transaction should be pursued which would address these issues. Members of the Board asked management and counsel if Public Class B Shareholders could be offered Class A Common Stock in exchange for their Class B Common Stock. The Board was advised by counsel that the Company had raised this possibility with the NYSE and had been advised that such an exchange offer would violate the NYSE's Voting Rights Policy. The Board was also advised by counsel that such an exchange offer would also violate Nasdaq's Voting Rights Policy. While the possibility of a tender offer was discussed, it was decided that if the tender offer was only to be the first step in a transaction to eliminate one of the public markets, it would be more efficient to address the issue in a single transaction through a cash-out merger. Accordingly, it was decided to pursue consideration of a cash-out merger of the Company's publicly held Class B Common Stock at a price which was fair to holders of both the Class A Common Stock and Class B Common Stock.

         The potential benefits of the proposed transaction were identified as:

         -   simplification of the capital structure;
         -   moving to one public trading market;
         - strengthening of the volume for and interest in the Class A Common Stock; and
         - the positive EPS impact resulting from a decrease in approximately 5 million outstanding shares.

         The Board then passed a resolution formally establishing a Special Committee comprised of Bruno DiGiulian as Chair, Mary E. Ginestra, Steve M. Coldren and Charlie C. Winningham, II. The Special Committee was charged with evaluating the Company's proposed transaction, including the fairness of the structure and the material terms and conditions of the transaction and the consideration to be paid to the

Public Class B Shareholders, and making a recommendation to the Board of Directors as to whether to proceed with the Company's proposed transaction and as to the price at which the Company should reacquire the shares held by the Public Class B Shareholders. Lehman Brothers then made a presentation to the Board regarding its proposed role in the transaction and its background and credentials to advise the Board. Following that presentation, the Board formally engaged Lehman Brothers as its investment advisor.

         Immediately following the Board meeting, the Special Committee held its initial meeting, at which time the Special Committee, after due consideration of their backgrounds and credentials, made a determination to retain Keefe Bruyette as the financial advisor to the Special Committee, and Battle Fowler LLP as legal counsel to the Special Committee. The Special Committee members noted that neither of these firms had previously provided services to the Company. The Special Committee also discussed with legal counsel the nature of the fairness opinion that Keefe Bruyette would be asked to render and the role and legal duties of the Special Committee in evaluating and, if appropriate, recommending a transaction to the Board.

         On January 7, 2000, the Special Committee and the full Board met jointly for the purpose of hearing a presentation by Keefe Bruyette. Keefe Bruyette identified the methodologies used to develop a preliminary range of values of between $5.80 and $6.20 per share for the Class B Common Stock held by Public Class B Shareholders and concluded that it would be possible to select a price to be paid for the outstanding publicly held Class B Common Stock. After joint questions of the Board and Special Committee were entertained, the Board meeting was adjourned and the members of the Special Committee continued to meet with Keefe Bruyette.

         On January 10, 2000, a joint meeting of the Special Committee and the full Board was held for the purpose of hearing a presentation by the Company's financial advisor, Lehman Brothers. Lehman Brothers first described for the Board the methodologies to be used by Lehman Brothers in considering the fairness to the Company of the consideration to be paid to the Public Class B Shareholders. These included a peer group analysis, an analysis of recent going private transactions where a control group already existed, a discounted cash flow analysis based on an excess equity methodology and an analysis of the pro forma impact of the transaction on the Company's earnings per share, book value, return on equity and capitalization. The valuations resulting from each analysis were identified and the preliminary price range identified in the Keefe Bruyette presentation of between $5.80 and $6.20 was identified as being within the range of each of the methodologies considered by Lehman Brothers.

         Lehman Brothers then identified a number of expected advantages of the Company's proposed transaction which would justify the use of corporate resources, including:

         - the Public Class B Shareholders would receive a premium over the then current market price but, even at that price, the transaction would still be accretive to earnings
         - the market would be more receptive to a simplified capital structure
         - moving to one trading market should concentrate all trading volume and interest in the remaining publicly traded class of stock.

The negative impact on the Company's tangible capital ratio was specifically discussed but it was noted that while the transaction would reduce this ratio, the result was not expected to be perceived as unduly adverse and based on available information would be addressed by the Company's expected future results of operations and the contemplated tender offer for certain of the Company's outstanding Convertible Debt.

         The possibility of granting limited voting rights to the holders of Class A Common Stock was discussed but given the complexity of the possible structure and regulatory timing issues, it was decided not to condition any transaction on resolving this issue.

         The Board meeting was then adjourned so that the Special Committee could meet separately with its legal and financial advisors.

         On January 12, 2000, the Special Committee met to receive the recommendation and fairness opinion of Keefe Bruyette. Representatives of Keefe Bruyette reviewed again for the members of the Special Committee the analyses they had performed with respect to the Company's proposed transaction and advised the Special Committee that they had concluded that a price of $6.00 per share of Class B Common Stock would be fair from a financial point of view to both the holders of Class A Common Stock and Class B Common Stock. The members of the Special Committee discussed with Keefe Bruyette its report in detail and, after further discussion, unanimously voted to recommend to the Board of Directors that the Company proceed with the Company's proposed transaction at the price specified by Keefe Bruyette. Immediately following this meeting, the members of the Special Committee met with the entire Board and Mr. DiGiulian reported to the Board the recommendation of the Special Committee. At the request of Mr. DiGiulian, Keefe Bruyette summarized its report and recommendation for the entire Board. After further discussion and questions, the Board agreed to meet on the following day to act on a proposal to approve the Company's proposed transaction.

         At a joint meeting of the Board of Directors and Special Committee held on January 13, 2000, Keefe Bruyette reiterated its opinion that the $6.00 price to be received by the Public Class B Shareholders is fair from a financial point of view to the holders of both the Class A Common Stock and Class B Common Stock Shareholders and again reviewed the expected benefits to the Company from completing the Company's proposed transaction.

         Lehman Brothers then made a presentation to the Board reaffirming the information previously provided the Board and reviewed the qualitative potential benefits to the Company of the Company's proposed transaction. After concluding their presentation, Lehman Brothers rendered its oral opinion that the consideration to be paid in connection with the transaction is fair to the Company from a financial point of view.

         Counsel to the Company summarized the terms of the merger agreement and, although not required by Florida law or the Company's Articles of Incorporation, based on the Board's determination to grant such rights to the Public Class B shareholders, reviewed the dissenters' rights to be granted Public Class B shareholders in the transaction. Counsel also discussed the treatment of outstanding options.

         Thereafter, the Board of Directors determined that the Company's proposed transaction was consistent with the long-term business strategy of the Company and was in the best interests of the holders of the Class A Common Stock and the holders of the Class B Common Stock, approved the transaction and merger agreement, recommended that the Company's shareholders approve the merger and directed that the merger be submitted for the approval of the holders of Class A Common Stock and Class B Common Stock, each voting as a separate class.

         The merger agreement was executed on January 13, 2000 and promptly thereafter the Company issued a press release announcing the proposed merger.

         On March 29, the merger agreement was amended to provide that holders of outstanding options to acquire Class B Common Stock will, pursuant to the terms of the merger, receive options to acquire Class A Common Stock based on the intrinsic value of the Class B options on the date of the merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS

         The Special Committee unanimously concluded that the terms of the merger, including the $6.00 per share price to be paid to the Public Class B Shareholders, are fair to and in the best interest of the holders of the Class A Common Stock and the holders of the Class B Common Stock and recommended that the Board of Directors approve the terms of the merger. The Board of Directors, following the recommendation of the Special Committee and its evaluation of the terms of the merger, unanimously concluded that the terms of the merger are fair to and in the best interests of the Company and its shareholders, approved and adopted the merger agreement and unanimously recommended its approval by shareholders.

         The following factors were considered by the Special Committee in reaching its determinations described above and by the Board of Directors in reaching its decision to approve and adopt the merger agreement and recommend that shareholders approve the merger agreement. The following discussion of factors considered by the Special Committee and the Board of Directors is not intended to be exhaustive but summarizes all material factors considered. Throughout their deliberations, the Special Committee and the Board of Directors received the advice of their respective financial and legal advisors.

         o The current and historical market prices and trading volume of the Class A Common Stock and Class B Common Stock.

         o The merger would simplify the Company's capital structure by moving from two publicly traded classes of common stock to one publicly traded class. The Class A Common Stock, as the only publicly traded class, would then potentially benefit from a more focused market which should result in increased trading volume and liquidity. The Special Committee and the Board concluded that having two publicly-traded classes of common stock confuses investors, creates additional complexity for investors interested in the Company and reduces liquidity in both classes of common stock due to bifurcated market interest. In addition, it was believed that analyst and research coverage of the Company is light due in large part to the Company's complex capital structure.

         o The fact that the $6.00 per share price to be paid to Public Class B Shareholders represented a premium of 21% over the average closing market price of the Class B Common Stock for the three trading days before the public announcement of the merger.

         o The merger will have a positive earnings per share impact resulting from a decrease in approximately 5 million outstanding shares.

         o   The availability of dissenters' rights to Public Class B
             Shareholders.

         o The opinions of Keefe Bruyette and Lehman Brothers regarding the fairness of the merger. The Special Committee and the Board reviewed the independent financial analyses performed by Keefe Bruyette and the conclusions reached based on these analyses and found them to be reasonable. The Board also reviewed the independent financial analyses performed by Lehman Brothers and found its conclusions to be consistent with those of Keefe Bruyette.

             The Special Committee and the Board evaluated the advantages and opportunities of the merger in light of certain risks or other considerations associated with the merger, including the following:

             o As a result of cashing out the shares held by Public Class B Shareholders, BFC would control 100% of the Company's voting securities. However, the Special Committee believed that BFC's current holdings of approximately 48.84% of the outstanding shares of Class B Common Stock provided it with effective control over the Company and, as such, the merger would not result in a change in control of the Company.

             o Consummation of the merger would eliminate the opportunity of the Public Class B Shareholders to participate in any potential future increase in value of the Company or the payment of any dividends. It was also considered that the stock price like the trading prices of most financial institution stock was trading at historically low levels. However, the Special Committee and the Board considered that the $6.00 per share price to be paid to Public Class B Shareholders represented a significant premium over the then current market price and that the premium should address any potential lost opportunity. In addition, the Special Committee and the Board considered that the continued listing of the Class A Common Stock on the NYSE would provide an opportunity for any investor wishing to do so to participate as an equity holder in the Company after the merger.

             o The negative impacts of the merger on the Company's tangible capital ratio and the increased leverage of the Company from the issuance of the Investment Notes was considered. The Special Committee and the Board determined that the reduction in the tangible capital ratio was not likely to be perceived as unduly adverse and that these risks were expected to be addressed by the Company's anticipated future results of operations.

         In reaching its determinations, the Board of Directors also considered the recommendation of the Special Committee, which, in the view of the Board of Directors, supported its conclusion.

         The members of the Special Committee and the Board of Directors evaluated the various factors considered in light of their knowledge of the business, financial condition and prospects of the Company, and sought and considered the advice of independent financial and legal advisors. Because of the number and variety of factors that the Board of Directors and the Special Committee considered in connection with their evaluation of the merger, neither the Board of Directors nor the Special Committee found it practicable to quantify or otherwise assign relative weights to any of the foregoing factors, and, accordingly, neither the Board of Directors nor the Special Committee did so.

         The affirmative vote of the holders of a majority of unaffiliated shareholders will not be required to approve the merger agreement but the affirmative vote of the holders of at least a majority of all of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as separate classes will be required. BFC Financial Corporation owns approximately 48.84% of the outstanding Class B Common Stock and approximately 26.2% of the outstanding Class A Common Stock and has indicated that it will vote all of its shares in favor of the merger agreement.

FAIRNESS OPINION OF KEEFE BRUYETTE & WOODS

         On December 30, 1999, a Special Committee of the Board of Directors engaged Keefe Bruyette to serve as financial advisor to the Special Committee and to render an opinion to the Special Committee and the Board of Directors as to the fairness, from a financial point of view, to the Company's Class A and Class B Shareholders, of the consideration of $6.00 per share (the "Consideration") to be paid by the Company in the acquisition of the Public Class B Shares.

         Keefe Bruyette is a nationally recognized securities and investment banking firm engaged in, among other things, the evaluation of banking and financial service businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Keefe Bruyette was selected by the Special Committee based upon this expertise, the reputation of Keefe Bruyette in investment banking and mergers and acquisitions, Keefe Bruyette's expertise in providing financial advisory services to banking institutions and the banking industry generally, and Keefe Bruyette's ability to provide an independent arms length opinion.

         On April 6, 2000, Keefe Bruyette delivered its opinion that the consideration of $6.00 per share to be paid by the Company in the proposed transaction is fair, from a financial point of view, to the Company's Class A and Class B shareholders. The full text of Keefe Bruyette's written opinion is attached as Appendix B to this document and is incorporated herein by reference. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe Bruyette in connection therewith. Keefe Bruyette reconfirmed its opinion concurrently with the mailing of this proxy statement.

         KEEFE BRUYETTE'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE TRANSACTION TO CLASS A AND CLASS B SHAREHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE TRANSACTION OR ANY OTHER MATTER RELATED THERETO.

         In connection with rendering its opinion, Keefe Bruyette reviewed, among other things:

         o the Agreement and Plan of Merger dated January 13, 2000 and amended and restated March 29, 2000;

         o the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1999 of the Company;

         o certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and certain other communication from the Company to its shareholders;

         o other financial information concerning the businesses and operations of the Company furnished to Keefe Bruyette by the Company for the purposes of its analysis;

         o the publicly reported historical price and trading activity for the Company's Class A common stock and Class B common stock since January 1, 1996,

         o a comparison of certain financial and stock market information for the Company with similar publicly available information for certain other companies, the securities of which are publicly traded;

         o with the senior management of the Company, the past and current business operations, results of these operations, regulatory relations, financial condition, and future prospects and such other matters Keefe Bruyette deemed relevant to its inquiry;

         o the financial terms of recent "going private" transactions and other selected transactions that Keefe Bruyette deemed relevant, to the extent publicly available;

         o the current market environment generally and the banking environment in particular; and such other information, financial studies, analyses and investigations and financial, economic and market criteria as Keefe Bruyette considered relevant;

         o the pro forma impact of the Company's proposed transaction and other studies and analyses Keefe Bruyette considered appropriate.

         In preparing its opinion, Keefe Bruyette assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by the Company, including that contemplated in the items above, and Keefe Bruyette has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Keefe Bruyette or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. Keefe Bruyette has not been provided with, and did not have any access to, financial projections of the Company prepared by management of the Company for any period after fiscal year 1999. Accordingly, with respect to the future financial performance of the Company, the Company has directed Keefe Bruyette to rely on publicly available estimates of research analysts in performing its analysis and, based upon advice of the Company, Keefe Bruyette assumed such estimates are a reasonable basis upon which to evaluate and analyze the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates.

         Keefe Bruyette is not an expert in the evaluation of allowances for loan losses, and has not made an independent evaluation of the adequacy of the allowance for loan losses of the Company, nor has Keefe Bruyette reviewed any individual credit files and has assumed that the respective aggregate allowances for loan losses for the Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, it has not conducted any physical inspection of the properties or facilities of the Company. Keefe Bruyette's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Keefe Bruyette's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Company's proposed transaction.

          In connection with rendering its opinion, Keefe Bruyette performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Keefe Bruyette in this regard, although it describes all material analyses performed by Keefe Bruyette. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Keefe Bruyette believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Keefe Bruyette's opinion.

         In performing its analyses, Keefe Bruyette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Keefe Bruyette. The analyses performed by Keefe Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe Bruyette's analysis of the fairness to the Class A and Class B shareholders of the consideration in the Company's proposed transaction and were provided to the Board in connection with the delivery of Keefe Bruyette's opinion. Keefe Bruyette gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of peer group analysis and the analysis of premiums paid in similar transactions as summarized below, no company utilized as a comparison is identical to the Company. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe Bruyette's opinion is just one of many factors taken into consideration by the Special Committee and the Board.

         The following is a summary of the material analyses presented by Keefe Bruyette to the the Company's Board on January 12, 2000 (the "Keefe Bruyette Report") in connection with its opinion.

         SUMMARY OF PROPOSAL. Keefe Bruyette calculated transaction multiples which were based on a price of $6.00 per Company Class B share.

         As of September 30, 1999, the Company's stated book value was $5.67, and its stated tangible book value was $4.36. 1999 earnings per share estimates (based on the median of Keefe Bruyette analyst estimates) were $0.60 and $0.56, for Class A and Class B shares, respectively. 2000 earnings per share estimates (based on the median of First Call analyst estimates) were $0.63 and $0.58, for Class A and Class B shares, respectively. Based on this data, the following multiples were calculated for Class B Shares:

                                              1 DAY PRIOR TO
                                                COMMITTEE               AT COMMITTEE             PROPOSED
                                               DELIBERATION             DELIBERATION            TRANSACTION
                                               ------------             ------------            -----------
Price                                              $5.00                   $4.81                 $6.00
Price/estimated 1999 EPS                             8.9x                   8.6x                  10.7x
Price/estimated 2000 EPS                             8.6x                   8.3x                  10.3x
Price/book value                                    88.1%                  84.8%                 105.8%
Price/tangible book value                          114.7%                 110.3%                 137.6%

         SELECTED PEER GROUP ANALYSIS. Keefe Bruyette compared the financial performance and market performance of the Company, based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable publicly traded savings banks and thrifts. For purposes of such analysis, the financial information used by Keefe Bruyette was as of and for the quarter ended September 30, 1999, and stock price information was as of January 10, 2000. The companies in the Company's peer group were selected as deemed relevant by Keefe Bruyette. The Company peer group was comprised of: Golden State Bancorp, Inc., Golden West Financial Corporation, Bank United Corporation, Greenpoint Financial Corporation, Commercial Federal Corporation, TCF Financial Corporation, Webster Financial Corporation, Downey Financial Corporation, Bay View Capital, MAF Bancorp, Inc., BankUnited Financial Corporation, Coastal Bancorp, Inc., InterWest Bancorp, Inc., First Washington Bancorp, Inc., and Superior Financial Corp. The results of these comparisons are set forth in the following table.


                                                         CLASS B SHARES        PEER              PEER
                                                          1 DAY PRIOR          GROUP             GROUP
                                                            COMMITTEE         AVERAGE           MEDIAN
                                                            ---------         -------           ------
Return on Average Assets                                        0.87%            0.92%            0.85%
Return on Average Equity                                       14.2%            13.7%            13.0%
Net Interest Margin                                             3.1%             3.1%             2.9%
Efficiency Ratio                                               63.0%            55.7%            57.9%
Tangible Equity / Tangible Assets                               4.7%             5.3%             5.6%
Loan Loss Reserves / Loans                                      1.7%             0.9%             0.9%
Net Charge Offs / Average Loans                                 0.9%             0.1%             0.1%
Non-performing Assets / Loans + Other Real Estate               1.4%             0.9%             0.7%
Stock Price / Book Value                                       88.1%           122.9%           105.0%
Stock Price / Tangible Book Value                             114.7%           175.2%           156.1%
Stock Price / 1999 Earnings per Share                           8.9x             9.2x             9.5x
Stock Price / 2000 Earnings per Share                           8.6x             8.2x             8.5x
Dividend Yield                                                  1.8%             2.0%             2.0%

         For purposes of the above calculations, the Company's Class B 1999 and 2000 EPS estimates were from Keefe Bruyette and, all other earnings estimates are from I/B/E/S, a nationally recognized earnings consolidator.

         Because of the inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the peer group, Keefe Bruyette believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group analysis, and accordingly, also made qualitative judgements concerning differences between the characteristics of the peer group and the Company that would affect the trading values of the Company and such companies.

         PREMIUMS PAID ANALYSIS. Keefe Bruyette reviewed the implied premium paid or proposed to be paid in acquisitions relative to recent public market pre-announcement date trading prices for two groups of announced transactions since January 1, 1997:

o Keefe Bruyette analyzed selected recent "going private" transactions which Keefe Bruyette deemed relevant to the Company's proposed transaction. The proposed transactions analyzed included, as identified by acquiror/target: Concord Fabrics/Concord Fabrics; An Investor Group/Kentek Information Systems; An Investor Group/Rock Bottom Restaurants; An Investor Group/ENstar Inc.; An Investor Group/Equitrac Corp.; PHII Inc./THT Inc.; An Investor Group/Lion Brewery Inc.; An Investor Group/Cinergies Pictures Entertainment; Restaurant Co./Perkins Family Restaurants; An Investor Group/Seaman Furniture Co.; and Anthem Inc. /Acordia Inc. Based on these transactions, Keefe Bruyette calculated the median and average premiums to market price based on a measurement period 1 day prior to announcement to be 25.3% and 27.6%, respectively. The median and average premium to market price based on a measurement period 4 weeks prior to announcement date were 30.6% and 31.6%, respectively.


                                                                SELECTED "GOING PRIVATE" TRANSACTIONS
                                           PROPOSED             -------------------------------------
PRICING PERIOD                           TRANSACTION              MEDIAN                   AVERAGE
--------------                           -----------              ------                   -------

At Committee Deliberation                   20.0%                 25.3%                     27.6%
1 Day Prior to Committee
Deliberation                                24.7%                 25.3%                     27.6%
4 weeks average prior to
Announcement Date                           23.5%                 30.6%                     31.6%


o Keefe Bruyette analyzed selected recent "dutch tender auction" transactions which Keefe Bruyette deemed relevant to the Company's proposed transaction. The proposed transactions analyzed included:
         First Merchant Corp.; Bancfirst Corp.; EFC Bancorp, Inc.; First Banks Inc.; Peekskill Financial Corporation; WesterFed Financial Corp.; Klamath First Bancorp, Inc., First Commonwealth; First Southern Bankshares; S&T Bancorp; TF Financial Corp.; Cortland First Financial; and Damen Financial Corp. Based on these transactions, the median and average effective premium to market price was 11.8% and 13.9%, respectively.

                                                                 SELECTED "DUTCH AUCTION
                                                                   TENDER" TRANSACTIONS
                                           PROPOSED             ---------------------------
PRICING PERIOD                           TRANSACTION             MEDIAN             AVERAGE
--------------                           -----------             ------             -------
At Committee Deliberation                   20.0%                 11.8%              13.9%

1 Day Prior to Committee                    24.7%                 11.8%              13.9%
Deliberation


o Keefe Bruyette also considered that, unlike in a pure "going private" transaction, Class B shareholders have the ability to retain an economic interest in the Company through the purchase of Class A shares.

         No company or transaction used as a comparison in the above analysis is identical to the Company or the Company's proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgements concerning differences in, the nature of the transactions considered, the financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company is being compared.

         PRO FORMA PROPOSED TRANSACTION ANALYSIS. Keefe Bruyette analyzed the impact of the proposed transaction on the Company's Class A shareholders:

                              CLASS A SHAREHOLDERS

Earnings Per Share               2.1%  increase from an estimated $0.63 to a pro forma value of $0.65.
Return on Equity                 10.8% increase from an estimated 14.8% to a pro forma value of 16.4%.
Tangible Book Value              9.7%  decrease from an estimated $4.35 to a pro forma value of $3.93.

         This analysis was based on Keefe Bruyette's estimate of the Company's 2000 earnings per share and on the assumption that the Company maintains a consistent dividend policy. These projections were discussed with the management of the Company. The actual results achieved by following the Company's proposed transaction may vary from the projected results, and the variations may be material.

         DISCOUNTED CASH FLOW ANALYSIS. Keefe Bruyette estimated the present value of the incremental future cash flows that would accrue to a holder of a share of the Company's Class A Common Stock assuming the stockholder held the share over a five-year period and then sold it at the end of the holding period. This analysis was based on several assumptions, including the earnings per share for the Company, the growth rate in earnings per share, dividend payout ratios, and terminal value, all of which were based on values which Keefe Bruyette believed to be reasonable for such an analysis. Keefe Bruyette presented a table showing the analysis with a terminal multiple of 7.5x earnings per share (equivalent to the weighted average price to earnings multiple of the Class A and Class B shares) and a range of discount rates from 10.0% to 13.0%, resulting in a range of present values for the incremental cash flows of $0.21 to $0.24. These values were determined by adding (i) the present value of the incremental estimated future dividend stream that the Company could generate over the period, and (ii) the present value of the incremental "terminal value" of the Company's Common Stock.

                                                              DISCOUNT RATE
                                       ----------------------------------------------------------------
                                       10%                  11%                 12%                 13%
                                       ---                  ---                 ---                 ---
Present Value of
Incremental Cash Flow                 $0.24                $0.23               $0.22               $0.21


         Keefe Bruyette stated that the discounted cash flow analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Company's Common Stock.

         Keefe Bruyette has been retained by the Special Committee of the Board of Directors of the Company as an independent contractor to render an opinion as to the fairness, from a financial point of view, to the Class A and Class B shareholders, of the consideration to be paid by the Company in the acquisition of the public Class B shares. Keefe Bruyette as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, the Company and as a market maker in securities Keefe Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company for Keefe Bruyette's own account and for the accounts of its customers.

         The Company and Keefe Bruyette have entered into a letter agreement dated December 30, 1999 relating to the services to be provided by Keefe Bruyette in connection with the Company's proposed transaction. The Company has agreed to pay Keefe Bruyette a cash fee ("Fee") equal to $600,000. The Company has agreed to pay this fee as follows: $50,000 concurrent with the execution of December 30, 1999 agreement, $180,000 promptly after the initial delivery of the opinion to the Committee relating to the Company's proposed transaction, $180,000 promptly after an updated opinion is provided for use in the Company's proxy/consent/recommendation materials, and $190,000 at the time of the completion of the Company's proposed transaction. Pursuant to the Keefe Bruyette engagement agreement, the Company also agreed to reimburse Keefe Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe Bruyette against certain liabilities, including liabilities under the federal securities laws.

         Subsequent to Keefe Bruyette's presentation to the Board of Directors on January 12, 2000, the Agreement and Plan of Merger was amended. Pursuant to amended Agreement and Plan of Merger, dated March 29, 2000, outstanding options to purchase Class B shares would be converted into options with the right to purchase Class A shares with the same intrinsic value having the same term and vesting provisions as the Class B options. Keefe Bruyette advised the Company that this amendment would have no material impact on its analysis of the fairness, from a financial point of view to the Company's Class A and Class B shareholders of the consideration to be paid by the Company in the acquisition of the publicly-held Class B shares.

FAIRNESS OPINION OF LEHMAN BROTHERS

         In connection with serving as the financial advisor to the Company, Lehman Brothers rendered a written opinion to the Company's Board of Directors dated January 13, 2000, to the effect that as of such date, from a financial point of view, the consideration to be paid by the Company in connection with the acquisition of the publicly held Class B Common Stock is fair to the Company.

         The full text of the Lehman Brothers opinion is attached as Appendix C to this document and is incorporated herein by reference. Shareholders may read the Lehman Brothers opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the Lehman Brothers opinion set forth in this document is qualified in its entirety by reference to the full text of the Lehman Brothers opinion. Lehman Brothers reconfirmed its opinion concurrently with the mailing of this proxy statement.

         Except as described below, no limitations were imposed by the Company on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. The form and amount of the consideration to be received by the Company's Class B shareholders in the Company's proposed transaction was determined by a Special Committee of independent directors and unanimously agreed to by the entire Board of Directors. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Company's proposed transaction. Lehman Brothers was not requested to opine as to, and its opinion does not address, the Company's underlying business decision to proceed with or effect the Company's proposed transaction.

         In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the specific terms of the Company's proposed transaction, (2) publicly available information concerning the Company that Lehman Brothers believes to be relevant to its analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999, (3) financial and operating information with respect to the business and operations of the Company furnished to us by the Company, (4) trading histories of the Company's Class A Common Stock and Class B Common Stock from December 31, 1996 to the present and a comparison of those trading histories with those of other companies that Lehman Brothers deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant, (6) published estimates of third party research analysts regarding the future financial performance of the Company, (7) a comparison of the financial terms of the Company's proposed transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant, and (8) the potential pro forma impact of the Company's proposed transaction on the Company. In addition, Lehman Brothers has had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

         In arriving at its opinion, Lehman Brothers relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Lehman Brothers has not been provided with, and did not have any access to, financial projections of the Company prepared by management of the Company for any period after fiscal year 1999. Accordingly, with respect to the future financial performance of the Company, the Company has directed Lehman Brothers to rely on publicly available estimates of research analysts in performing its analysis and, based upon advice of the Company, Lehman Brothers assumed that such estimates are a reasonable basis upon which to evaluate and analyze the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations of appraisals of the assets or liabilities of the Company. In addition, Lehman Brothers did not solicit any indications of interest from any third party with respect to the purchase of all or a part of the Company business. Its opinion necessarily is based upon market, economic and other conditions as they existed on and could be evaluated as of the date of its written letter.

         In connection with the preparation and delivery of its opinion to the Company, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimate contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

         PURCHASE PRICE RATIO ANALYSIS. Based on price per shares of Class B Common Stock of $6.00, Lehman Brothers calculated the price-to-market, price-to-book, and price-to-earnings multiples in the transaction. The transaction value per share yielded a premium of 26.3% over the closing price of the Class B Common Stock of $4.75 as of the close of business on January 12, 2000. This analysis also yielded a price-to-book value multiple of 0.85x, a price-to-1999 earnings multiple of 8.9x, and a price-to-estimated 2000 earnings multiple of 8.0x based on First Call median estimates as of January 12, 2000. First Call is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

         SELECTED COMPARABLE COMPANIES ANALYSIS. Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of the Company with the following selected thrift institutions deemed relevant by Lehman Brothers: BankUnited Financial Corporation, Coastal Bancorp, Inc., PFF Bancorp, Inc., Eagle Bancshares, Inc., InterWest Bancorp Inc., Sterling Financial Corporation, St. Francis Capital Corporation, Jefferson Savings Bancorp, Inc., Bank United Corporation Westerfed Financial Corporation, WSFS Financial Corporation, Downey Financial Corp., Metropolitan Financial Corp., and PBOC Holdings, Inc. Indications of such financial performance and stock market valuation included the ratio of stock price to 1999 estimated earnings based on First Call estimates (8.9x Company earnings and a median of 8.9x for the comparable companies); the ratio of stock price to estimated 2000 earnings based on First Call estimates (8.0x for the Company and a median of 8.3x for the comparable companies), the ratio of stock price to tangible book value (1.09x for the Company and a median of 1.10x for the comparable companies); and the ratio of stock price to book value (0.85x for the Company and a median of 1.01x for the comparable companies).

                                                                                 COMPARABLE COMPANIES
                         RATIO                             BANKATLANTIC                (MEDIAN)
                         -----                             ------------          ---------------------

Price/1999E Earnings(1)                                        8.9x                      8.9x

Price/2000E Earnings(1)                                        8.0x                      8.3x

Price/Tangible Book Value                                      1.09x                     1.10x

Price/Book Value                                                .85x                     1.01x

-------------------------------
(1)  Based on estimates from First Call.

         Because of the inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis, and accordingly, also made qualitative judgements concerning differences between the characteristics of the comparable companies and the Company that would affect the trading values of the Company and such companies.

         SELECTED COMPARABLE TRANSACTIONS ANALYSIS: Lehman Brothers analyzed selected recent "going private" transactions which Lehman Brothers deemed relevant to the Company's proposed transaction. The comparable transactions considered by Lehman Brothers in its analysis consisted of the following transactions, identified by acquirer/target: Anthem Inc./Acordia Inc., The Restaurant Company/Perkins Family restaurants; RB Capital/Rock Bottom Restaurants; Gold Kist/Golden Poultry Co. Inc., An Investor Group/Seaman Furniture Company; LinPac Mouldings/Ropak Corp.; An Investor Group/Cinergi Pictures Entertainment; An Investor Group/ENStar Inc., PH II Inc./THT Inc.; and Hawaii National Bancshares/Hawaii National Bancshares. Based on these transactions, the median premium to market price based on a measurement period 1 day prior, 1 week prior and 4 weeks prior to announcement date was 27.8%, 25.9% and 33.1% respectively compared to a premium of 26.3%, 25.5% and 21.5% respectively in the Company's proposed transaction.

         Because of the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Company and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Company's proposed transaction.

         DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers discounted estimated cash flows of the Company through the end of 2004 and an estimated terminal value of the Company's Class B Common Stock assuming net income based on First Call estimates for 1999 and 2000 and the long term sector growth rate of 9% thereafter, assuming a dividend rate sufficient to maintain a ratio of book value less goodwill of 5.0% - 6% and using a range of discount rates of 11%-13% and assuming conversion of the convertible debt as the stock price appreciated above the commission price assuming a growth rate in the stock price sufficient to generate a constant price to earnings multiple. Lehman Brothers derived an estimate of a range of terminal values by applying multiples ranging from 7x to 9x to estimated year 2004 net income.

             Terminal Multiple                       Discount Rate
             -----------------       ----------------------------------------
                                     11.0%                12.0%         13.0%
                                     -----                -----         -----
                          7.0x        5.76               5.52            5.29
                                      ----               ----            ----
                          8.0x        6.30               6.04            5.78

                          9.0x        6.84               6.55            6.28


         PRO FORMA ANALYSIS. Lehman Brothers analyzed the impact of the transaction on the Company estimated earnings per share based on First Call estimates for the 1999 and 2000 earnings of the Company. In connection with this analysis, Lehman Brothers assumed that the Company completed the Company's proposed transaction at $6.00 per share and included a management estimate of transaction expenses. Based on such estimates, assumed growth rates, and projections of transaction expenses, Lehman Brothers concluded that the Company's proposed transaction would result in accretion of 2.8% to the Company's earnings per share in 2000 assuming completion of the Company's proposed transaction on March 31, 2000 and accretion of 4.3% to the Company's earnings per share in 2001. In addition, based on the same assumptions return on equity would increase by 2.7%. Finally, Lehman Brothers discounted cash flows of the Company based on these assumptions with a 8x-10x terminal multiple and yielded the following range of values for the Company's Class B Common Stock:

         Discount Rate                      Terminal Multiple
         -------------       -------------------------------------------------

                               8.0x                 9.0x                 10.0x
                               ----                 ----                 -----

                 11.0%        6.11                 6.69                   7.28

                 12.0%        5.82                 6.39                   6.95

                 13.0%        5.56                 6.09                   6.63


         Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company's Board selected Lehman Brothers because of its expertise, reputation and familiarity with the Company in particular and the banking and finance industry in general and because its investment banking professionals have substantial experience in transactions similar to this merger.

         As compensation for its services as financial advisor in connection with the transaction, the Company has agreed to pay Lehman Brothers a fee of $500,000 in connection with its engagement and the delivery of its opinion and, additionally, a fee of $200,000 upon consummation of the transaction. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Company and the rendering of its opinion.

         Lehman Brothers is acting as financial advisor to the Company in connection with the transaction. In the ordinary course of its business, Lehman Brothers may actively trade in the Company's securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

         In considering the recommendation of the Special Committee and the Board of Directors with respect to the merger, you should be aware that certain officers and directors have interests that may be deemed to conflict with your interests as shareholders. The Special Committee and the Board of Directors were aware of these interests when they considered and approved the merger.

         As a result of the merger, BFC Financial Corporation, which currently owns 48.84% of the outstanding Class B Common Stock and 26.2% of the Class A Common Stock and may be deemed to have effective control of the Company, will own 100% of the Class B Common Stock of the Company as the surviving corporation. These shares will constitute 100% of the voting rights of the Company. Alan B. Levan, Chairman of the Board and Chief Executive Officer of the Company, is also Chairman of the Board and Chief Executive Officer of BFC and beneficially owns 45.6% of the outstanding shares of BFC. Further,

John E. Abdo, a director of the Company and Vice Chairman of the Board, is also a director of BFC and Vice Chairman of its Board and beneficially owns 15.8% of the outstanding shares of BFC.

         Pursuant to the merger agreement, all outstanding options to acquire Class B Common Stock will automatically be exchanged for options to acquire Class A Common Stock on a basis which preserves the intrinsic value of the option on the effective date of the merger. The options will otherwise be on substantially the same terms and conditions as the former options to purchase shares of Class B Common Stock, including vesting and term. The Board of Directors determined that it was in the Company's best interest to provide for the exchange pursuant to the merger because of the benefits associated with providing incentives to employees through continued option holdings. While the Company was not permitted under NYSE rules and regulations to provide for the conversion of shares of Class B Common Stock into Class A Common Stock in the merger, the NYSE has indicated that providing for the exchange of Class B options into Class A options in the merger would not violate the NYSE's Voting Rights Policy.

         On March 1, 2000, the members of the Special Committee owned in the aggregate 121,570 shares of Class B Common Stock and 169,381 shares of Class A Common Stock. The members of the Special Committee will receive payment for their shares of Class B Common Stock in an aggregate amount of $729,420 upon completion of the merger. In addition, members of the Special Committee hold options to acquire an aggregate of 77,989 shares of Class B Common Stock, each with an exercise price of $3.40 per share. Members of the Special Committee also hold options to acquire an aggregate of 158,320 shares of Class A Common Stock.

         On March 1, 2000, members of the Board of Directors, other than members of the Special Committee and excluding shares held by BFC, owned in the aggregate 215,183 shares of Class B Common Stock and 188,405 shares of Class A Common Stock. These directors will receive payment for their shares of Class B Common Stock in an aggregate amount of $1,291,098 upon completion of merger. In addition, these members of the Board of Directors hold options to acquire an aggregate of 789,652 shares of Class B Common Stock, with exercise prices ranging from $3.40 to $3.48 per share. These members of the Board of Directors also hold options to acquire an aggregate of 749,351 shares of Class A Common Stock.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE MERGER

         It is expected that following completion of the merger, the business and operations of the Company and its subsidiaries will be conducted by current management substantially as they are currently conducted. Other than as described in this Proxy Statement, the Company has no special plans or proposals that relate to any other significant corporate transaction. However, the Company has in the past from time to time made acquisitions and investments in a variety of businesses. While the Company has no present plans or commitments with respect to any material acquisitions or investments, the Company will continue after the merger to evaluate the Company's business and operations and may propose or develop new plans or proposals which management believes to be in the best interests of shareholders.

CONDUCT OF THE COMPANY'S BUSINESS IF THE MERGER IS NOT COMPLETED

         If the merger is not completed for any reason, it is expected that the business and operations of the Company and its subsidiaries will continue to be conducted by current management substantially as they are currently conducted. If the merger is not completed, the Company may purchase shares of Class B Common Stock on terms more or less favorable to Public Class B Shareholders than the terms of the merger or may purchase shares of Class A Common Stock, whether pursuant to a merger transaction, tender offer, open market or privately negotiated transaction or otherwise, but in each case subject to market conditions and the Company's financial condition and results of operations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion is a summary of the material federal income tax consequences of the merger to holders of Class A Common Stock and Class B Common Stock. The discussion is intended only as a summary and is not a complete analysis of all potential tax effects relevant to a decision whether to vote for approval of the merger agreement. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations thereunder and applicable administrative rulings and court decisions , all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular shareholders in light of their personal circumstances or to shareholders subject to special treatment under the Code, including financial institutions, broker-dealers, foreign persons, individual retirement accounts and other tax-deferred accounts and holders who acquired their shares through the exercise of employee stock options or otherwise as compensation. In addition, the following discussion does not include any discussion of any state, local or foreign tax consequences that may result from the merger.

         Each shareholder is urged to consult with such shareholder's own tax advisor as to the specific tax consequences of the merger to such person.

EFFECT OF MERGER ON THE COMPANY AND BBC SUB. Neither the Company nor BBC Sub will realize gain or loss as a result of the merger.

EFFECT ON PUBLIC CLASS B SHAREHOLDERS. Receipt by Public Class B Shareholders of the cash merger consideration (or the amount paid for dissenting shares) will be treated as a taxable sale of the holder's Class B Common Stock. Each Public Class B Shareholder's gain or loss per share will equal the difference between $6.00 (or in the case of dissenting Class B Shareholders the amount paid per share) and the holder's basis in the share of Class B Common Stock exchanged therefor. This gain or loss generally will be a capital gain or loss if the holder has held the shares of Class B Common Stock as a capital asset. Any capital gain or loss will be treated as long-term capital gain or loss if the holder has held the shares for more than one year, and will be treated as short-term capital gain or loss if the holder has held the shares for one year or less.

BACKUP WITHHOLDING. A Public Class B Shareholder may be subject to backup withholding at the rate of 31% with respect to the cash merger consideration received in the merger, unless the holder (a) is a corporation or comes within certain other exempt categories or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup withholding, each Public Class B Shareholder must provide the Exchange Agent with such holder's correct TIN by completing a Form W-9 or Substitute Form W-9 or, in the case of exempt foreign persons, with certain other information by completing the appropriate Form W-8 or Substitute From W-8. A Public Class B Shareholder who does not provide the above information may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding.

EFFECT ON HOLDERS OF CLASS A COMMON STOCK. The conversion of each outstanding share of Class A Common Stock into one share of Class A Common Stock of the Company as the surviving corporation will not be a taxable transaction. The basis in a holder's shares of Class A Common Stock after the merger will be the same as the basis of the shares of Class A Common which are held immediately before the merger. The holding period of the shares of Class A Common Stock held after the merger will include the holding period for the shares of Class A Common Stock held immediately before the merger.

FEES AND EXPENSES OF THE MERGER; SOURCES OF FUNDS

         The aggregate cash consideration payable in the merger is approximately $32 million, assuming that no Public Class B Shareholders exercise dissenters' rights and that the holders of options to purchase 663,071 shares of Class B Common Stock (representing 40% of the outstanding options to purchase Class B Common Stock) do not elect to exercise their options before the merger is completed. In addition, the Company expects to incur approximately $2.0 million in costs and expenses in connection with the merger, as set forth in the table below.

COST OR FEE                                        ESTIMATED AMOUNT
-----------                                        ----------------
Financial advisory fees                                  $1,300,000
Legal fees                                                  500,000
Accounting fees                                              50,000
Printing and mailing costs                                  100,000
SEC filing fees                                               8,400
Miscellaneous                                                41,600
                                                      -------------
     TOTAL                                               $2,000,000
                                                      =============

         All fees and expenses of the merger will be paid by the Company. It is a condition to completion of the merger that the Company has sufficient funds available to pay the merger consideration and related fees and expenses. The funds required to pay these amounts are to be provided from the proceeds from the sale of the Company's Investment Notes and from working capital, including funds generated by other borrowings or through sales of assets. The Company has filed a Registration Statement with the SEC for the offering of up to $150 million of Investment Notes which are being offered for sale to the public. The Investment Notes will be offered from time to time and the interest rate and maturity date will be determined at the time of issuance. It is currently anticipated that between $50 million and $75 million of Investment Notes will be outstanding at any time. The Company will pay simple interest on the Investment Notes, either monthly, quarterly, semi-annually, annually or at maturity, at the election of the purchaser. The maturity is expected to be from one to five years. The Investment Notes issued to date have a maturity date of February 28, 2002 and bear interest at a rate of 10% per annum. The Investment Notes are unsecured obligations of the Company and are subordinated and junior in right of payment to the existing and future senior indebtedness of the Company. The Company currently has no specific plans or arrangements to refinance or repay the Investment Notes but intends to repay the Investment Notes with the proceeds of future financings or equity or debt offerings.

DISSENTERS' RIGHTS

         Although not required by Florida law or the Company's Articles of Incorporation, the Board of Directors has decided to make the provisions of
Section 607.1320 of the FBCA available to any Public Class B Shareholder who does not wish to accept the $6.00 in cash payable per share of Class B Common Stock in the merger. If a Public Class B Shareholder properly perfects his or her dissenters' rights, such shareholder will be entitled to have the "fair value" of his or her shares of Class B Common Stock judicially determined as of the date prior to the effective date of the merger. The Company will then pay the dissenting Public Class B Shareholder that judicially determined "fair value" in exchange for such holder's shares of Class B

Common Stock. The fair value of a share of Class B Common Stock could be determined to be higher or lower than $6.00. Holders of Class A Common Stock will not be entitled to exercise dissenters' rights in connection with the merger.

         In order to perfect dissenters' rights, a Public Class B Shareholder must fully comply with the statutory procedures of Sections 607.1301, 607.1302 and 607.1320 of the FBCA summarized below. Those sections are attached as Appendix D to this Proxy Statement. We urge Public Class B Shareholders to read those sections in their entirety and to consult with their legal advisors. Please be aware that the failure to adhere strictly to the requirements of Florida law in any regard will result in the forfeiture of a Public Class B Shareholder's dissenters' rights.

         To exercise dissenters' rights, a Public Class B Shareholder must deliver to the Company, before the vote on the merger agreement at the Special Meeting, a written notice of such shareholder's intention to demand payment of the fair value of such shareholder's shares of Class B Common Stock. A PUBLIC CLASS B SHAREHOLDER WILL FORFEIT SUCH SHAREHOLDER'S DISSENTERS' RIGHTS IF HE OR SHE DOES NOT FILE THIS WRITTEN NOTICE OF INTENTION TO DISSENT. In addition, a Public Class B Shareholder who desires to exercise dissenters' rights must not vote his or her shares of Class B Common Stock in favor of approval of the merger agreement. MERELY VOTING AGAINST, ABSTAINING FROM VOTING ON OR FAILING TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A NOTICE OF INTENTION TO DISSENT UNDER FLORIDA LAW.

         If the merger agreement is approved by shareholders at the Special Meeting, the Company will provide notice of such approval to each Public Class B Shareholder who properly filed a notice of intention to demand payment for such shareholder's shares and who did not vote in favor of approval of the merger agreement (a "Dissenting Shareholder"). To exercise dissenters' rights, a Dissenting Shareholder must then file with the Company a written notice of such shareholder's election to dissent within twenty days after the Company sent the notice of shareholder approval described in the preceding sentence. A DISSENTING SHAREHOLDER WILL FORFEIT SUCH SHAREHOLDER'S DISSENTERS' RIGHTS IF THE DISSENTING SHAREHOLDER DOES NOT FILE AN ELECTION TO DISSENT WITHIN THE TWENTY-DAY PERIOD DESCRIBED ABOVE. This election to dissent is in addition to the notice of intention to dissent that the Dissenting Shareholder was required to file with the Company before the Special Meeting.

         An election to dissent must state:

         o   the Dissenting Shareholder's name and address,
         o the number shares of Class B Common Stock as to which the shareholder dissents (referred to as "dissenting shares"), and
         o   a demand for payment of the fair value of those shares.

         A Dissenting Shareholder who files an election to dissent:

         o must deposit the certificate(s) representing the dissenting shares with the Company when the election is filed;
         o will be entitled only to payment pursuant to the procedure set forth in the FBCA; and
         o will not be entitled to vote or to exercise any other rights of a shareholder of the Company.

         A Dissenting Shareholder may withdraw his or her election to dissent at any time before the Company makes an offer to purchase the dissenting shares as described below. If a Dissenting Shareholder withdraws his or her election to dissent, such shareholder will lose the right to be paid the fair value of such holder's dissenting shares, and will be reinstated to have all the rights that a Public Class B Shareholder has with respect to those shares of Class B Common Stock.

         If a Dissenting Shareholder makes a demand to the Company as described in this section:

         o the Company may restrict the transfer of the dissenting shares from the date the election was filed,
         o within ten days after the period in which a Dissenting Shareholder may file a notice of election to dissent expires or ten days after the merger is completed, whichever is later, the Company will make a written offer to Dissenting Shareholders to pay for their dissenting shares at a specified price that the Company deems to be the fair value of those shares, and
         o   the Company will deliver with its offer a copy of the Company's:
             o   balance sheet as of the latest available date, and
             o income statement for the twelve-month period ended on the date of the balance sheet provided.

         After the Company makes its offer, a Dissenting Shareholder will have thirty days to accept it. If accepted within that thirty-day period, the Company will pay for those shares of Class B Common Stock within ninety days of the date of the offer. When a Dissenting Shareholder is paid the agreed value, he or she will cease to have any interest in those shares.

         If the Company does not offer to purchase the Dissenting Shareholder's dissenting shares, or if a Dissenting Shareholder does not accept the Company's offer within thirty days from the day it is made, then a Dissenting Shareholder will have sixty days from the effective date of the merger to demand that the Company file an action in any court of competent jurisdiction in Broward County, Florida, to determine the fair value of his or her dissenting shares. The Company will have thirty days from the day it receives a Dissenting Shareholder's demand to initiate the action. The Company may also commence the action on its own initiative at any time within the sixty-day period described above. If the Company does not initiate the action within the above-prescribed period, a Dissenting Shareholder may do so in the Company's name.

         In any court proceedings, the court's jurisdiction will be plenary and exclusive, but the court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. A Dissenting Shareholder who has properly perfected his or her dissenters' rights will be made a party to the proceedings as an action against the dissenting shares, regardless of where such shareholder resides. The Company will serve a Dissenting Shareholder with a copy of the initial pleading and, if such shareholder is a proper party to the proceeding, he or she will be entitled to a judgment against the Company for the amount of the fair value of his or her dissenting shares. The Court may decide, in its discretion, that a Dissenting Shareholder is entitled to an allowance for interest at any rate that the court may find fair and equitable. The Company will pay the amount found to be due within ten days after the final determination of the proceedings, at which time a Dissenting Shareholder will cease to have any interest in his or her dissenting shares.

         The costs and expenses of the proceeding are determined by the court. The expenses will include reasonable compensation for, and expenses of, any appraisers, but will generally exclude the fees and expenses of counsel for, and experts employed by, any party. Generally, the costs and expenses of the proceeding will be assessed against the Company. However, if the Company makes an offer to pay for dissenting shares and the court finds that a Dissenting Shareholder's refusal to accept the offer was arbitrary, vexatious or not in good faith all or any part of those costs and expenses may be apportioned and assessed against such shareholder and any other Dissenting Shareholders who rejected the Company's offer.

         If the court determines that the value of dissenting shares materially exceeds the amount that the Company offered to pay for those shares then the court may, in its discretion, award to a Dissenting Shareholder a sum that the court determines to be reasonable compensation to any expert(s) that a Dissenting Shareholder employed in the proceeding.

         Public Class B Shareholders who hold their shares of Class B Common Stock in brokerage accounts or other nominee forms and who wish to exercise dissenters' rights are urged to consult with their brokers to determine the appropriate procedures for the proper perfection of dissenters' rights by such nominee.

         BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS' RIGHTS THE COMPANY URGES PUBLIC CLASS B SHAREHOLDERS TO CONSULT THEIR OWN LEGAL ADVISER IF THEY ARE CONSIDERING EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE MERGER.

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE

         This Proxy Statement is being delivered to the Company's shareholders in connection with the solicitation of proxies to be voted at the Special Meeting to be held on [___________, 2000] at [10:00 am.], local time, at [location to be determined].

MATTER TO BE VOTED UPON AT THE SPECIAL MEETING

         At the Special Meeting, (i) the holders of the Company's Class A Common Stock and Class B Common Stock will each consider and vote upon a proposal to approve the merger, and (ii) shareholders entitled to vote will transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

         The Board of Directors has set the close of business on [____________, 2000] as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. At the Special Meeting, each share of Class A Common Stock and Class B Common Stock outstanding on the Record Date will be entitled to one vote each on the approval of the merger and each share of Class B Common Stock will be entitled to one vote each on any other matter that is properly brought before the meeting. As of the Record Date, there were approximately [_____] holders of record of Class A Common Stock and _____ shares of Class A Common Stock issued and outstanding and [_____] holders of record of Class B Common Stock and ____ shares of Class B Common Stock issued and outstanding.

         The presence, either in person or by proxy, of the holders of at least a majority of the shares of each of the Class A Common Stock and the Class B Common Stock outstanding and entitled to vote on the merger is required to constitute a quorum for the transaction of business at the Special Meeting. Abstentions are counted for purposes of determining whether a quorum exists for the transaction of business. Broker nonvotes, which are described in more detail below, are also counted as shares present or represented at the Special Meeting for purposes of determining whether a quorum exists.

VOTE REQUIRED FOR THE MERGER; CERTAIN SHARES VOTING IN FAVOR OF THE MERGER

         The holders of Class A Common Stock and Class B Common Stock are entitled to vote on the merger agreement as separate voting groups. Approval of the merger agreement requires the affirmative vote of the holders of (i) a majority of all shares of Class A Common Stock outstanding and entitled to be voted on the merger agreement and (ii) a majority of all shares of Class B Common Stock outstanding and entitled to be voted on the merger agreement. For the purposes of this vote, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote cast AGAINST approval of the merger agreement.

         As of the Record Date, BFC Financial Corporation owned an aggregate of approximately 4,876,124 shares of Class B Common Stock, representing approximately 48.84% of the issued and outstanding shares of the class, and approximately 8,296,890 shares of Class A Common Stock, representing approximately 26.2% of the issued and outstanding shares of the class. BFC has indicated that it intends to vote all of its shares in favor of the merger. In addition, as of the Record Date, directors and executive officers of the Company beneficially owned (excluding currently exercisable options and shares held by BFC), an aggregate of approximately 379,920 shares of Class A Common Stock and 383,244 shares of Class B Common Stock, representing approximately 1.2% and 3.8% of the issued and outstanding shares of each class, respectively.

VOTING OF PROXIES

         Shares represented by a properly executed proxy that is received on or before the date of the Special Meeting, and not subsequently revoked, will be voted at the Special Meeting or any adjournment or postponement in the manner directed on the proxy card. All shares represented by a properly executed proxy on which no choice is specified will be voted by the persons named on the proxy, to the extent applicable (i) FOR approval of the Merger Agreement and (ii) in accordance with the proxy holder's best judgment as to any other business as may properly come before the Special Meeting. Shares represented by proxies voting for the approval of the merger agreement will be voted for any proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies for a shareholder vote on the proposal. Shares represented by proxies voting against the approval of the merger agreement will be voted against a proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies.

         Brokers who hold shares in "street name" for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters such as the proposal to approve the merger agreement (so called "broker non-votes"). Accordingly, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the merger agreement. Since the affirmative vote of the holders of a majority of the shares of each of the Class A Common Stock and Class B Common Stock outstanding and entitled to vote is required for approval of the merger agreement, a "broker non-vote" will have the same effect as a vote against the merger agreement.

         Other than the merger, the Company's management is not aware of any matters which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder vote in accordance with their best judgment on such matters.

REVOCABILITY OF PROXIES

         Any shareholder of record who has given a proxy may revoke it by attending the Special Meeting and giving oral notice of his or her intention to vote in person. In addition, any proxy may be revoked at any time prior to the Special Meeting by delivering to the Secretary of the Company a written statement revoking it or by delivering a duly executed proxy bearing a later date. Attendance at the Special Meeting by a shareholder who has executed and delivered a proxy to the Company will not in and of itself constitute a revocation of that proxy. A Class B Shareholder who votes in favor of the merger agreement will not have the right to dissent from and seek an appraisal of his or her shares of Class B Common Stock.

SOLICITATION OF PROXIES

         The Company will bear the cost of its solicitation of proxies. Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise, but such persons will not be specifically compensated for such services, although they may be reimbursed for out-of-pocket expenses incurred in connection therewith. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Special Meeting to the beneficial owners of shares of Class A Common Stock and Class B Common Stock.

                                   THE MERGER

THE MERGER

         The Merger Agreement provides that, upon the filing of Articles of Merger with the Florida Secretary of State, BBC Sub will be merged with and into the Company and the separate existence of BBC Sub will cease and the Company will continue as the surviving corporation. The merger will have the effects specified under Section 607.1106 of the FBCA and the separate existence of each party will cease and all property and obligations of the parties will vest in the surviving corporation.

EFFECTIVE TIME OF THE MERGER

         The merger will become effective upon the filing of Articles of Merger with the Florida Secretary of State in accordance with the FBCA. If the merger agreement is approved by shareholders at the Special Meeting, the Company expects to file the Articles of Merger as soon as practicable after the Special Meeting.

CONVERSION OF COMMON STOCK

         At the effective time of the merger, by virtue of the merger and without any action on the part of the holders of any shares of common stock:

         o each share of Class A Common Stock issued and outstanding immediately prior to the effective time will automatically be converted and remain outstanding as one share of Class A Common Stock of the Company as the surviving corporation;
         o each share of Class B Common Stock issued and outstanding immediately prior to the effective time will cease to be outstanding and will be converted into .0000002051 of a share of Class B Common Stock of the Company as the surviving corporation; however, no fractional shares will be issued in the merger and, accordingly, any holder who is entitled to receive less than one whole share of Class B Common Stock in the merger will instead be entitled to receive $6.00 in cash for each share of Class B Common Stock held immediately prior to the effective time; and
         o each share of BBC Sub common stock shall be canceled and extinguished.

         Shares of Class B Common Stock outstanding immediately prior to the effective time, and held by a Dissenting Shareholder who has properly perfected his or her right to dissent, will not be converted, but instead will entitle such holder to payment as provided under Section 607.1320 of the FBCA.

EXCHANGE AGENT; EXCHANGE AND PAYMENT PROCEDURES

         The Company expects to appoint American Stock Transfer Trust Company, the Company's transfer agent, to act as exchange agent for the surrender of Class B Common Stock certificates and to make payment of the cash merger consideration to the Public Class B Shareholders in the merger. Promptly after the effective time, the exchange agent will mail to each Public Class B Shareholder a Letter of Transmittal and instructions for use in effecting the surrender of certificates representing shares of Class B Common Stock. Upon surrender to the exchange agent of a certificate formerly representing shares of Class B Common Stock and acceptance by the exchange agent, the holder of such certificate will be entitled to the cash merger consideration. Each certificate for shares of Class B Common Stock will be deemed, from and after the effective time, to represent only the right to receive the $6.00 per share cash merger consideration payable with respect thereto under the merger. No dividends or interest will be paid or will accrue on any amount payable as cash merger consideration.

         Each certificate which represents shares of Class A Common Stock outstanding immediately before the effective time will be deemed, from and after the effective time, to represent an identical number of shares of Class A Common Stock of the Company as the surviving corporation into which those shares were converted by virtue of the merger. HOLDERS OF CLASS A COMMON STOCK WILL NOT BE REQUIRED TO EXCHANGE THEIR EXISTING CERTIFICATES AS A RESULT OF THE MERGER.

         PUBLIC CLASS B SHAREHOLDERS SHOULD NOT DELIVER THEIR CERTIFICATES NOW. CERTIFICATES SHOULD ONLY BE SENT PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL TO BE MAILED TO PUBLIC CLASS B SHAREHOLDERS PROMPTLY FOLLOWING APPROVAL AND THE EFFECTIVE TIME OF THE MERGER. IN ALL CASES, THE CASH MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE MERGER AGREEMENT AND LETTER OF TRANSMITTAL.

         The Company strongly recommends that certificates for Class B Common Stock and Letters of Transmittal be transmitted only by registered United States mail, return receipt requested and appropriately insured. Public Class B Shareholders whose certificates are lost will be required to make an affidavit claiming such certificate or certificates lost, stolen or destroyed and, if required by the Company, the posting of a bond in such amount as the Company may reasonably require as indemnity against any claim that may be made against it with respect to such certificate.

TREATMENT OF OPTIONS AND CONVERTIBLE SECURITIES

         Pursuant to the Merger, at the effective time, each outstanding option to purchase shares of Class A Common Stock under the Company's stock option plans and stock option plans of the Company's subsidiaries shall remain outstanding under the same terms and conditions that applied immediately prior to the effective time, except that upon exercise of each such option, one share of Class A Common Stock of the Company as the surviving corporation shall be issuable in lieu of each share of Class A Common Stock issuable upon the exercise thereof immediately prior to the effective time. Shares of Class A Common Stock reserved for future issuance under the BankAtlantic Bancorp 1996 Stock Option Plan, the BankAtlantic Bancorp 1998 Stock Option Plan, the BankAtlantic Bancorp 1999 Non-Qualified Stock Option Plan, the BankAtlantic Bancorp 1999 Stock Option Plan, and the BankAtlantic Bancorp - Ryan Beck Restricted Stock Incentive Plan shall automatically be converted into an equal number of shares of Class A Common Stock of the Company as the surviving corporation.

         Further, pursuant to the merger agreement, all outstanding options to acquire Class B Common Stock will automatically be exchanged for options to acquire Class A Common Stock on a basis which will preserve the intrinsic value of the option on the effective date of the merger. Specifically, the number of options to purchase Class A Common Stock which will be issued in connection with the merger will be determined on the following basis:

         o The aggregate intrinsic value (the difference between the market value per share and the exercise price) of the Class A options to be issued in connection with the merger will not be greater than the instrinsic value of the Class B options on the Effective Date.
         o The ratio of the exercise price of the Class B option to the market value of a Class B share on the Effective date will not be reduced.
         o The provisions regarding term and vesting of the Class A options will be identical to the currently outstanding Class B options.

The effect of the foregoing may be to increase the number of options outstanding. Assuming a Class B market price of $6.00 per share and a Class A market price of $4.00 per share and assuming that no currently outstanding Class B options are exercised prior to the Effective Date, options to acquire 2,550,000 shares of Class A stock at an exercise price of $2.2844 will be issued in exchange for the currently outstanding options to purchase 1,700,000 shares of Class B stock. The Board of Directors determined that it was in the Company's best interest to provide for the exchange pursuant to the merger because of the benefits associated with providing incentives to employees through continued option holdings. While the Company was not permitted under NYSE rules and regulations to provide for the conversion of shares of Class B Common Stock into Class A Common Stock in the merger, the NYSE has indicated that providing for the exchange of Class B options into Class A options in the merger would not violate the NYSE's Voting Rights Policy.

         The obligations of the Company under its currently outstanding 6-3/4% Convertible Subordinated Debentures due 2006 and its 5-5/8% Convertible Subordinated Debentures due 2007 (collectively, the "Convertible Debentures") to issue shares of Class A Common Stock upon conversion of the Convertible Debentures and the rights of the holder to convert the Convertible Debentures into shares of Class A Common Stock shall remain in effect upon the same terms and conditions set forth in the instruments governing the Convertible Debentures, except that upon the conversion of the Convertible Debentures by a holder, one share of Class A Common Stock of the Company as the surviving corporation shall be issuable in lieu of each share of Class A Common Stock issuable upon the exercise immediately prior to the effective time.

         At the effective time, all obligations of the Company with respect to all rights to purchase, sell or receive Class A Common Stock and all rights to elect to make payments in Class A Common Stock under any agreement between the Company and any director, officer or employee or of any subsidiary or under any plan or program of the Company or any subsidiary, shall be automatically converted into and shall become an identical right to purchase, sell, or receive Class A Common Stock of the Company as the surviving corporation and an identical right to elect to make payment in such Class A Common Stock under such agreement, plan or program.

AMENDMENT TO ARTICLES OF INCORPORATION

         The merger agreement provides that, as a result of the merger, the Company's Articles of Incorporation will be amended as set forth in the form of Articles of Amendment attached as Exhibit A to the merger agreement. The Articles of Incorporation currently provide that, with certain limited exceptions regarding stock dividends, the distribution per share of Class A Common Stock must be identical to the distribution per share of Class B Common Stock, except that any cash dividends payable per share of Class A Common Stock must be equal to at least 110% of the cash dividend payable per share of Class B Common Stock. As a result of the merger, BFC Financial Corporation will hold only one share of Class B Common Stock of the Company as the surviving corporation as compared to the 4,876,124 shares of Class B Common Stock that it currently holds. In order to ensure that BFC's economic equity interest in the Company after the merger is not diluted relative to the holders of Class A Common Stock as a consequence of the merger, the Articles of Incorporation will be amended as part of the merger to provide that each share of Class B Common Stock will be entitled to distributions, including upon liquidation of the Company, equal and identical to the distribution on 4,876,124 shares of Class A Common Stock. In addition, in order to preserve the cash dividend premium currently payable with respect to the Class A Common Stock, the proposed amendment also provides that in the case of cash dividends, the distribution per share of Class A Common Stock shall be equal to at least 110% of the amount obtained by dividing the distribution per share of Class B Common Stock by 4,876,124, reserving the same per share premium for the Class A Shares as existed before the merger.

         Approval of the merger by shareholders will also constitute approval of the proposed amendment to the Company's Articles of Incorporation.

CONDITIONS OF THE MERGER

         The consummation of the merger is subject to the satisfaction or waiver of the following conditions: (i) the approval of the merger by the holders of Class A Common Stock and Class B Common Stock, each voting as a separate class;
(ii) the approval of the merger by the respective Boards of Directors of the Company and BBC Sub shall not have been revoked; (iii) the absence of any injunction, statute, regulation or proceeding which prevents or challenges consummation of the merger; (iv) the availability of sufficient funds to the Company to pay all amounts payable as a result of the merger; (v) the receipt by the Company of a satisfactory opinion of counsel with respect to the federal income tax consequences of the merger; and (vi) the receipt by the Company of all other consents and approvals necessary, in the opinion of the Company, for the consummation of the merger.

TERMINATION; AMENDMENT

         The merger agreement provides that it may be terminated by the Company and the merger abandoned at any time prior to completion of the merger if, for any reason, the Board of Directors determines in its sole discretion that it is inadvisable to complete the merger.

         Prior to the approval by the Company's shareholders, the merger agreement may be amended or modified in any respect and at any time by mutual written consent of the Company and BBC Sub. Once shareholders have approved the merger agreement, the merger agreement may be amended by the Company and BBC Sub without further shareholder approval only if such modification or amendment does not (i) change the method of converting the Class A Common Stock and Class B Common Stock, (ii) alter or change the Articles of Incorporation of the Company as the surviving corporation in a way that would require approval of the shareholders or (iii) otherwise materially adversely affect the shareholders of the Company.

ACCOUNTING TREATMENT

         Assets and liabilities transferred relating to the merger will continue to be accounted for at historical cost in a manner similar to a pooling of interests with the retirement of a portion of one class of stock. The Company will continue to allocate and report results of operations as between two classes of stock, adjusted to reflect the reduction in equity interest of the Class B shares retired, which reduction will increase the proportionate interest of the Class A shares in the results of operations and stockholders equity.

MANAGEMENT AFTER THE MERGER

         Upon completion of the merger, the Board of Directors and officers of the Company as the surviving corporation shall be identical to the Board of Directors and officers of the Company immediately before the merger. The Board of Directors and officers shall hold such offices and positions subject to the Articles of Incorporation and By-Laws of the Company as the surviving corporation.

CHARTER DOCUMENTS OF SURVIVING CORPORATION

         The Articles of Incorporation of the Company, as in effect immediately prior to the effective time, will be the Articles of Incorporation of the Company as the surviving corporation, except that the Articles of Incorporation will, as a result of the merger, be amended as set forth in the form of Articles of Amendment attached as Exhibit A to the merger agreement. The By-laws of the Company, as in effect immediately prior to the effective time, shall be the By-laws of the Company as the surviving corporation.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial information presented below has been derived from the audited consolidated financial statements of the Company for the fiscal years ended December 31, 1995 through December 31, 1999, all of which are incorporated by reference in this Proxy Statement. The financial information set forth below should be read in conjunction with the Company's consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 OF BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES

                                                              AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------
                                                 1999          1998            1997            1996           1995
                                                 ----          ----            ----            ----           ----
OPERATING RESULTS:
Net interest income ...................      $ 117,266      $ 102,285       $  94,530      $  76,266      $  63,921
Provision for loan losses .............         30,658         21,788          11,268          5,844          4,182
Net interest income after provision for
 loan losses ..........................         86,608         80,497          83,262         70,422         59,739
Non-interest income ...................        100,069         56,880          33,366         26,818         13,974
Non-interest expenses .................        139,779        120,665          77,722         68,221         48,785
Income before income taxes and
 discontinued operations ..............         46,898         16,712          38,906         29,019         24,928
Provision for income taxes ............         18,106          6,526          15,248         11,380          8,664
Income from continuing operations .....         46,898         10,186          23,658         17,639         16,264
Income (loss) from discontinued
 operations (less applicable income
 taxes benefit) .......................          2,077        (18,220)          4,111          1,372          2,155
Net income (loss) .....................         30,869         (8,034)         27,769         19,011         18,419
Total dividends on non-cumulative
 preferred stock ......................              0              0               0              0          2,030
                                             ---------      ---------       ---------      ---------      ---------
Net income (loss) available for common
 shares ...............................      $  30,869      $  (8,034)      $  27,769      $  19,011      $  16,389

CLASS A COMMON SHARES
Diluted earnings per share  from
 continuing operations ................      $    0.59      $    0.25       $    0.58      $    0.47            N/A
Diluted earnings (loss) per share from
 discontinued operations ..............           0.03          (0.45)           0.09           0.03            N/A
                                             ---------      ---------       ---------      ---------      ---------
Diluted earnings (loss) per share .....      $    0.62      $   (0.20)      $    0.67      $    0.50            N/A
                                             =========      =========       =========      =========      =========

CLASS B COMMON SHARES
Diluted earnings per share from
 continuing operations ................      $    0.57      $    0.23       $    0.59      $    0.56      $    0.47
Diluted earnings (loss) per share from
 discontinued operations ..............           0.03          (0.41)           0.09           0.03           0.07
                                             ---------      ---------       ---------      ---------      ---------
Diluted earnings (loss) per share .....      $    0.60      $   (0.18)      $    0.68      $    0.59      $    0.54
                                             =========      =========       =========      =========      =========


                                                                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------------------------------
                                                   1999           1998            1997           1996               1995
                                                   ----           ----            ----           ----               ----
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets .............................      $4,159,901      $3,788,975      $3,064,480      $2,605,527      $1,750,689
Loans receivable-net(1) ..................       2,689,708       2,635,369       2,072,825       1,824,856         828,630
Securities available for sale ............         818,308         597,520         607,490         439,345         691,803
Investment and trading securities, net (2)         136,624          81,816          60,280          54,511          49,856
Mortgage servicing rights ................             879          44,315          38,789          25,002          20,738
Cost over fair value of net assets
acquired and other intangibles ...........          53,553          55,493          26,327          29,008          11,521
Deposit ..................................       2,027,892       1,925,772       1,763,733       1,832,780       1,300,377
Guaranteed preferred beneficial
interests in the Company's Junior
Subordinated Debentures ..................          74,750          74,750          74,750               0               0
Subordinated debentures, capital
  notes and notes payable ................         228,773         177,114         179,600          78,500          21,001
Advances from FHLB, federal funds
  purchased and securities sold under
agreements to repurchase .................       1,527,309       1,225,165         758,923         486,288         269,222
Total stockholders'  equity ..............         235,886         240,440         207,171         147,704         120,561

------------------------
(1) Includes $13.6 million, $9.7 million, $160.1 million and $207,000 of banker's acceptances at December 31, 1999, 1998, 1997, and 1996, respectively.
(2) Excludes FHLB stock. Includes interest-bearing deposits in other banks, securities purchased under agreements to resell and trading securities of $23.3 million, $30.0 million and $5.1 million in 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, trading securities related to RBCO operations.



                                                                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------------------
                                                  1999             1998             1997            1996              1995
                                                  ----             ----             ----            ----              ----
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OTHER DATA:
Loan Fundings(1)
  Residential real estate loans .........      $  119,659       $  144,586       $   68,513       $  133,184       $  111,361
  Commercial loans ......................         848,484          753,992          550,318          461,519          412,632
  Small business loans ..................          29,898          135,239           20,467                0                0
  Consumer loans(2) .....................          98,808          165,927          161,154          154,940          114,607
  Lease financing .......................          34,154           19,214                0                0                0
Purchases:
  Residential real estate loans .........         418,630        1,256,185          524,498          465,942            9,930
  Commercial loans ......................         184,024           37,314                0                0                0
  Lease financing .......................               0            6,054                0                0                0
Loan Sales ..............................         125,889          279,034          273,901           59,408           34,153
Net interest spread (during period)(3) ..            2.88%            2.83%            3.41%            3.77%            3.57%
Interest rate margin  (during period) (3)            3.14%            3.12%            3.72%            4.12%            4.01%


------------------------

(1)      Does not include banker's acceptances.
(2)      Includes second mortgage loans.
(3)      Restated for continuing operations.


                                                                      AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------------------
                                                         1999           1998         1997        1996         1995
                                                         ----           ----         ----        ----         ----
FINANCIAL RATIOS:
Return on average equity(4) ...................          11.68%        4.39%       14.85%       13.07%       16.16%
Return on average assets(4) ...................           0.72         0.28         0.86         0.88         0.94
Efficiency ratio from continuing operations(3)           64.30        75.81        60.77        66.12        62.63
Average equity to average assets ..............           6.14         6.48         5.77         6.70         6.66
Net loan charge-offs as a percent of average
  outstanding loans- annualized: ..............           0.91         0.51         0.44         0.47         0.45
Non-performing assets as a percent of: total
  loans, tax certificates and real estate owned           1.79         1.27         1.36         1.26         2.37
    Total assets ..............................           1.22         0.92         0.96         0.93         1.23
Loan loss allowance as a  percent of non-
  performing loans ............................         103.01       142.95       156.18       167.37       149.49
Ratio of earnings to fixed charges: including
  interest on deposits ........................           1.27         1.11         1.33         1.37         1.37
Excluding interest on deposits ................           1.50         1.19         1.80         2.26         2.22



------------------------

(4) ROA and ROE excluding the $7.2 million SAIF one-time special assessment would have been 1.09% and 16.33%, respectively, for the year ended December 31, 1996.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
                 OF BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES

         The table below sets forth selected historical consolidated financial data of the Company and consolidated financial data of the Company adjusted on a pro forma basis for the effects of the merger, the recently completed tender offer for the Company's Debentures and the use of proceeds from the assumed sale of $75 million of Investment Notes.

         The following unaudited pro forma information for the fiscal year ended December 31, 1999 and 1998 have been prepared to indicate what potential financial results would have occurred (i) if the Company had completed the sale of $75 million of Investment Notes and applied the net proceeds for the repurchase of outstanding Debentures pursuant to the Tender Offer and (ii) if the Company had completed the sale of Investment Notes, applied the net proceeds for the Tender Offer and to complete the merger. You should read this together with the selected consolidated financial data of the Company included elsewhere in this Proxy Statement and with the consolidated financial statements of the Company incorporated by reference herein.

         The following pro forma information for the year ended December 31, 1999 and 1998 is as if the merger and the Tender Offer were consummated on January 1, 1998 and 1999, respectively. The pro forma information is based upon available information and upon certain assumptions that the Company believes are reasonable. The Company cannot predict whether the consummation of the merger will conform to the assumptions used in the preparation of the unaudited pro forma information. The unaudited pro forma information is provided for informational purposes only and does not purport to be indicative of the results that would have been reported had such events actually occurred.

                                                                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------------------
                                                                                                           PRO FORMA
                                                                                          PRO FORMA      TENDER OFFER
                                                             HISTORICAL                 TENDER OFFER      AND MERGER
                                                      ------------------------         -------------    --------------
                                                      1998                1999              1999             1999
                                                      ----                ----              ----             ----
                                                            (dollars in thousands, except per share data)

INCOME STATEMENT DATA:
Net interest income .......................      $    102,285       $    117,266      $    113,389      $    112,097
Provision for loan losses .................            21,788             30,658            30,658            30,658
Non-interest income .......................            56,880            100,069           100,069           100,069
Non-interest expenses .....................           120,665            139,779           139,779           139,779
Income before income taxes and discontinued
   operations .............................            16,712             46,898            43,021            41,729
Provision for income taxes ................             6,526             18,106            16,611            16,113
Income from continuing operations .........            10,186             28,792            26,410            25,616
Discontinued operations ...................           (18,220)             2,077             2,077             2,077
                                                 ------------       ------------      ------------      ------------
Net income ................................      $     (8,034)      $     30,869      $     28,487            27,693
                                                 ============       ============      ============      ============

PER SHARE DATA:
Class A common shares:
Diluted earnings per share from continuing
   operations .............................      $       0.25       $       0.59      $       0.55      $       0.59
Diluted earnings (loss) per share from
  discontinued operations .................             (0.45)              0.03              0.04              0.04
                                                 ------------       ------------      ------------      ------------
Diluted earnings per share ................      $       0.20       $       0.62      $       0.59      $       0.63
                                                 ============       ============      ============      ============
Diluted weighted average number of
  common and common equivalent
  shares outstanding Class A common
  shares ..................................        30,083,955         48,856,323        46,634,323        47,244,665


CLASS B COMMON SHARES:
Diluted earnings per share from
  continuing operations .......................      $        0.23    $             0.57   $            0.53   $    2,770.30
Diluted earnings (loss) per share from
  discontinued operations .....................              (0.41)                 0.03                0.03          178.57
                                                     --------------       --------------      --------------      ----------
Diluted earnings per share ....................              (0.18)                 0.60                0.56           2,949
                                                     ==============       ==============      ==============      ==========
Diluted weighted average number of common
  and common equivalent share outstanding .....          11,517,960           10,995,037          10,995,037               1

BALANCE SHEET DATA:
Total Assets ..................................  $        3,788,975   $        4,159,901   $       4,159,901      $4,159,901
Cost over fair value of net assets acquired and
  other intangibles ...........................              55,493               53,553              53,553          53,553
Subordinated debentures and guaranteed
  preferred beneficial interest in
  Company's Junior Subordinated Debentures ....             246,932              303,523             353,523         353,523
Total stockholders' equity ....................             240,440              235,866             236,715         201,905

FINANCIAL RATIOS:
Ratio of earnings to fixed charges
  including interest on deposits ..............                1.11                 1.27                1.25            1.24
Ratio of earnings to fixed charges excluding
  interest on deposits ........................                1.19                 1.50                1.37            1.33
Book value per common share (all classes) .....      $         5.63                 5.53                5.55            5.39




                                                                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------------------
                                                                                                             PRO FORMA
                                                                                          PRO FORMA         TENDER OFFER
                                                                 HISTORICAL             TENDER OFFER       AND TRANSACTION
                                                  ---------------------------------    -------------       ---------------
                                                       1997              1998               1998                1998
                                                  --------------     --------------    -------------        -----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net interest income ........................      $     94,530      $    102,285       $     98,565       $     96,703
Provision for loan losses ..................            11,268            21,788             21,788             21,788
Non-interest income ........................            33,366            56,880             56,880             56,880
Non-interest expenses ......................            77,722           120,665            120,665            120,665
Income before income taxes and
  discontinued operations ..................            38,906            16,712             12,992             11,130
Provision for income taxes .................            15,248             6,526              5,091              4,373
Income from continuing operations ..........            23,658            10,186              7,901              6,757
Discontinued operations ....................             4,111           (18,220)           (18,220)           (18,220)
                                                  ------------      ------------       ------------       ------------
Net income (loss) ..........................            27,769            (8,034)           (10,319)           (11,463)
                                                  ============      ============       ============       ============

PER SHARE DATA:
CLASS A COMMON SHARES:
Diluted earnings per share from
  continuing operations ....................      $       0.58      $       0.25       $       0.19       $       0.19
Diluted earnings (loss) per share from
  discontinued operations ..................              0.09             (0.45)             (0.45)             (0.51)
                                                  ------------      ------------       ------------       ------------
Diluted earnings (loss) per share ..........              0.67             (0.20)             (0.26)             (0.32)
                                                  ============      ============       ============       ============
Diluted weighted average number of
  common and common equivalent
  shares outstanding Class A common  shares         33,674,934        30,083,955         30,083,955         31,635,612

CLASS B COMMON SHARES:
Diluted earnings per share from
  continuing operations.....................      $          0.59      $        0.23      $          0.18      $         864.30
Diluted earnings (loss) per share from
  discontinued operations...................                 0.09             (0.41)               (0.41)            (2,339.91)
                                                  ---------------      -------------      ---------------      ----------------
Diluted earnings (loss) per share...........                 0.68             (0.18)               (0.23)            (1,475.61)
                                                  ===============      =============      ===============      ================

Diluted weighted average number of
  common and common equivalent
  shares outstanding........................           11,932,823         11,517,960           11,517,960            (1,381.96)

BALANCE SHEET DATA:
Total Assets................................      $     3,064,480      $   3,788,975      $     3,788,975      $      3,788,975
Cost over fair value of net assets
  acquired and other intangibles............               26,327             55,493               55,493                55,493
Subordinated debentures and guaranteed
  preferred beneficial interest in Company's
  Junior Subordinated Debentures............              252,875            246,932              296,932               296,932
Total stockholders' equity..................              207,171            240,440              241,157               204,688

FINANCIAL RATIOS:
Ratio of earnings to fixed charges
  including interest on deposits                             1.33               1.11                 1.08                  1.07
Ratio of earnings to fixed charges
  excluding interest on deposits............                 1.80               1.19                 1.14                  1.12
Book value per common share (all classes)...      $          5.59               5.63                 5.64                  5.50

                       FOOTNOTES TO PRO FORMA INFORMATION:

NOTE 1 - PRO FORMA TENDER OFFER

         The pro forma assumes that $75.0 million of Investment Notes were issued at a 10% coupon rate. The offering costs were estimated at $1.0 million. The offering costs were amortized on a straight line basis over 2 years. The assumed net proceeds of $74.0 million from the Investment Note offering were assumed to have been utilized to retire the $25.0 million of aggregate principal amount of 5 5/8% Subordinated Convertible Debentures for a cash payment of $18.75 million and to reduce short term borrowings. The short term borrowings assumed retired had an interest rate of 4.78% and 5.09%, for the year ended December 31, 1999 and 1998, respectively.

         The retirement of the Debentures at less than their carrying cost resulted in an extraordinary gain of approximately $3.2 million after income taxes, estimated tender offer costs of $250,000 and deferred offering costs related to the original issuance of the Debentures, which will be reflected in the Company's actual Statement of Operations. The extraordinary gain was not reflected in the Income Statement Data in the above pro forma; however, the extraordinary gain was reflected in pro forma total stockholders' equity and book value per common share.

NOTE 2 - PRO FORMA TENDER OFFER AND TRANSACTIONS

         The pro forma assumes that proceeds from the Investment Note offering were utilized as outlined above and to retire 5,388,392 and 5,480,307 shares of Class B Common Stock at January 1, 1999 and 1998, respectively, for $6.00 per share. The costs associated with the Transaction were estimated at $2.0 million.

         Approximately 663,071 shares of Class B Common Stock subject to currently outstanding options were assumed to have been redeemed in connection with the Merger and the remaining options to acquire Class B Common Stock outstanding were assumed to have been converted into options to acquire Class A Common Stock. Based on the assumed redemptions, the Company will realize a compensation charge of approximately $1.7 million ($1.0 million net of income taxes) which will be reflected in the Company's actual Statement of Operations. The compensation charge was not reflected in the Income Statement Data in the above pro forma; however, the compensation charge was reflected in pro forma total stockholders equity and book value per common share.

         Upon consummation of the transaction, only one share of Class B Common Stock will remain outstanding.

                       MARKET PRICE INFORMATION; DIVIDENDS

CLASS A COMMON STOCK

         The Class A Common Stock is listed on the NYSE under the symbol "BBX." The following table sets forth the high and low closing prices per share of Class A Common Stock as reported on the NYSE during the last two years, by fiscal quarter.

                                                                          PRICE
                                                                  --------------------
                                                                  LOW             HIGH
                                                                  ---             ----

For the Year Ended December 31, 1998
         First Quarter .....................................    10 19/64          12 49/64
         Second Quarter ....................................     9 25/32           12 9/32
         Third Quarter .....................................     6 13/32          10 17/64
         Fourth Quarter ....................................     4 29/64           6 29/32

For the Year Ended December 31, 1999
         First Quarter .....................................     5 45/64           7 49/64
         Second Quarter ....................................      6 9/64           7 25/64
         Third Quarter .....................................      5 9/16           6 61/64
         Fourth Quarter ....................................     3 13/16           5 15/16

For the Year Ended December 31, 2000
         First Quarter......................................     3 15/16            5 5/16
         Second Quarter (through ________, 2000) ...........

         On January 13, 2000, the last full trading day before the merger was announced, the per share high and low sales prices were $4.00 and $3.9375 and the closing sales price was $4.00. On ____________, 2000 [the last trading day before printing], the closing sales price of the Class A Common Stock was $___ per share. As of _________, 2000, there were _____ holders of record of the Class A Common Stock.

CLASS B COMMON STOCK

         The Class B Common Stock is listed and traded on the Nasdaq National Market under the symbol "BANC." The following table sets forth the high and low [closing] prices per share of Class B Common Stock as reported on the consolidated reporting system during the last two years, by fiscal quarter.


                                                                          PRICE
                                                                  --------------------
                                                                  LOW             HIGH
                                                                  ---             ----


For the Year Ended December 31, 1998
         First Quarter ....................................   10 33/64          13 13/64
         Second Quarter ...................................   10 21/32            13 3/8
         Third Quarter ....................................      7 1/2           11 7/64
         Fourth Quarter ...................................     6 9/64           7 21/32

For the Year Ended December 31, 1999
         First Quarter ....................................     6 1/32            8 5/32
         Second Quarter ...................................     6 9/64           7 15/16
         Third Quarter ....................................     6 1/16             7 3/4
         Fourth Quarter ...................................     4 9/16           6 13/16

For the Year Ended December 31, 2000
         First Quarter......................................     4 3/4           5 15/16
         Second Quarter (through _______, 2000) ............

         On January 13, 2000, the last full trading day before the merger was announced, the per share high and low sales price were $5.125 and $4.75 and the closing sales price was $5.125. On ____________, 2000 [the last trading day before printing], the closing sales price of the Class B Common Stock was $___ per share. As of _________, 2000, there were _____ holders of record of the Class B Common Stock.

DIVIDENDS

         The Company has paid regular quarterly cash dividends on the Class B Common Stock since its formation in 1994 and paid regular quarterly cash dividends on the Class A Common Stock since its initial issuance in March 1996. The Class A Common Stock is entitled to receive cash dividends per share equal to at least 110% of any cash dividends declared and paid per share of Class B Common Stock, and after the merger, the Class A Common Stock will continue to be entitled to this 110% dividend premium. The following table sets forth the dividends per share of Class A Common Stock and Class B Common Stock during the last two years, by fiscal quarter.

                                                        CASH DIVIDENDS PER SHARE OF          CASH DIVIDENDS PER SHARE OF
                                                           CLASS B COMMON STOCK                 CLASS A COMMON STOCK
                                                           --------------------              ----------------------------
For the Year Ended December 31, 1998
    First Quarter ..............................              .0209                                .0230
    Second Quarter .............................              .0209                                .0230
    Third Quarter ..............................              .0217                                .0239
    Fourth Quarter .............................              .0217                                .0239

For the Year Ended December 31, 1999
    First Quarter ..............................              .0217                                .0239
    Second Quarter .............................              .0217                                .0239
    Third Quarter ..............................              .0217                                .0239
    Fourth Quarter .............................              .0230                                .0253

For the Year Ended December 31, 2000
    First Quarter ..............................              .0230                                .0253

         The Company currently intends to continue to declare regular quarterly cash dividends on the Class A Common Stock and the Class B Common Stock after the merger. However, the declaration and payment of dividends will depend upon, among other things, the results of operations, financial condition and cash requirements of the Company and on the ability of BankAtlantic, the Company's principal subsidiary, to pay dividends or otherwise advance funds to the Company, which in turn is subject to OTS regulations and is based upon BankAtlantic's regulatory capital levels retained net income and net income. See "Risk Factors The Transaction will Increase Our Leverage."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Listed in the table below are the beneficial owners known by the Company to hold as of March 1, 2000 more than 5% of the Company's outstanding common stock. In addition, this table includes the outstanding securities beneficially owned as of March 1, 2000 by (i) all directors, (ii) certain executive officers and (iii) directors and executive officers as a group.

                                             CLASS A               CLASS B
                                           COMMON STOCK         COMMON STOCK
                                            OWNERSHIP             OWNERSHIP           PERCENT OF          PERCENT OF
                                              AS OF                 AS OF              CLASS A             CLASS B
                                          MARCH 1, 2000         MARCH 1, 2000        COMMON STOCK        COMMON STOCK
                                          -------------         -------------        ------------        ------------
BFC Financial Corporation (1)(2)              8,296,890            4,876,124            26.2                48.84
Dimensional Fund Advisors, Inc. (11)                  0              703,352             *                   7.05
Alan B. Levan (1)(4)(3)                          34,839              609,728             *                   5.80
John E. Abdo (1)(7)                              20,060              395,007             *                   3.86
Bruno DiGiulian (6)(7)                           72,893               48,425             *                    *
Charlie C. Winningham, II (5)(7)                149,283              102,751             *                   1.03
Steven M. Coldren (5)(7)                         40,805               12,529             *                    *
Mary E. Ginestra (7)                             64,730               35,854             *                    *
Ira N. Siegel(9)                                      0                    0             *                    *
Frank V. Grieco (7)                               7,609              237,824             *                   2.33
Lewis F. Sarrica (7)                              4,860              156,895             *                   1.55
Jarett Levan(10)                                    144                    0             *                    *
Ben Plotkin (8)                                 217,699                  100             *                    *

All directors and executive officers
of the Company and BankAtlantic, as a
group (persons, including the individuals
identified above)                             8,919,467            6,681,664           27.96                58.59

-----------------------
*    Less than one percent of the class.
(1) BFC Financial Corporation may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 61.4% of the outstanding common stock of BFC. Mr. Alan Levan serves as Chairman, President and CEO of the Company, BankAtlantic and BFC and Mr. Abdo serves as Vice Chairman of the Company, BankAtlantic and BFC. Mr. Abdo is also Chairman of the Board and President of BankAtlantic Development Corporation ("BDC"), a subsidiary of BankAtlantic.
(2) BFC's mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.
(3) Mr. Alan Levan may be deemed to be the beneficial owner of the shares of Class A Common Stock and Class B Common Stock beneficially owned by BFC by virtue of Mr. Alan Levan's control of Levan Enterprises, Ltd. Mr. Alan Levan may also be deemed to beneficially own 526,434 shares of Class B Stock Common and 22,008 shares of Class A Common Stock which can be acquired within 60 days pursuant to stock options and 368 shares of Class A Common Stock and 207 shares of Class B Common Stock held by Levan Enterprises, Ltd.
(4) Mr. Alan Levan's business address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.
(5) Shares beneficially owned by the indicated director and his wife are: Mr. Coldren - 1,225 Class A shares, 360 Class B shares; and Mr. Winningham - 109,703 Class A shares, 80,811 Class B shares. These directors share voting and investment power with respect to these shares.
(6) Mr. DiGiulian's wife beneficially owns 33,313 Class A shares and 26,485 Class B shares.

(7) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options: Mr. DiGiulian - 39,580 Class A shares, 21,940 Class B shares; Mr. Coldren - 39,580 Class A shares, 12,169 Class B shares; Mrs. Ginestra - 39,580 Class A shares, 21,940 Class B shares; Mr. Winningham - 39,580 Class A shares, 21,940 Class B shares; Mr. Abdo -0 Class A shares and 263,218 Class B shares; Mr. Grieco - 0 Class A shares and 228,725 Class B shares; and Mr. Sarrica - 0 Class A shares and 131,622 Class B shares.
(8) Mr. Plotkin beneficially owns 94,391 shares of Class A Common Stock and 100 shares of Class B Common Stock. Mr. Plotkin is also the Trustee for the benefit of Ross and Marc Plotkin under an irrevocable trust holding 38,151 shares of Class A Common Stock. Mr. Plotkin disclaims beneficial ownership of 288 shares of Class A Common Stock held by his son. Mr. Plotkin may also be deemed the beneficial owner of 8,772 shares of Class A Common Stock which can be acquired within 60 days as a consequence of Mr. Plotkin's ownership of the Company's 6-3/4% Convertible Subordinated Debentures and 53,557 shares of Class A Common Stock which may be acquired within 60 days pursuant to stock options.
(9) Mr. Siegel was appointed to the Board of Directors on October 1, 1999 pursuant to an agreement. The agreement was part of a strategic alliance between the Company and eData.com and in connection with such alliance, eData.com acquired 848,364 shares of restricted Class A Common Stock of the Company. Mr. Siegel, the President and a Director of eData.com disclaims beneficial ownership of the Class A Common Stock owned by eData.com.
(10) Mr. Jarett Levan is the son of Mr. Alan Levan.
(11) Dimensional Fund Advisors, Inc.'s mailing address is 1299 Ocean Avenue, Santa Monica, CA 90401.


                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of the Company's capital stock does not purport to be complete and is subject to the more detailed provisions of the Company's Articles of Incorporation and By-laws and is qualified in its entirety by reference to those documents.

         The authorized capital stock of the Company consists of 80,000,000 shares of Class A Common Stock, par value $.01 per share, 45,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The merger and the proposed amendment to the Company's Articles of Incorporation contained in the merger agreement do not change the amount or designations of the authorized capital stock of the Company.

COMMON STOCK

         The Class A Common Stock and the Class B Common Stock currently have substantially identical terms except that (i) the Class B Common Stock is entitled to one vote per share while the Class A Common Stock has no voting rights other than those which may be required by Florida law in certain limited circumstances and (ii) the Class A Common Stock is entitled to receive cash dividends per share equal to at least 110% of any per share cash dividends declared and paid on the Class B Common Stock. The Class A Common Stock and Class B Common Stock of the Company after the merger will, except as set forth below, have the same rights and preferences and be identical in all other respects to the terms of the currently authorized and outstanding Class A Common Stock and Class B Common Stock.

         VOTING

         The holders of Class B Common Stock currently possess exclusive voting rights in the Company. After the merger, BFC will own all of the outstanding shares of Class B Common Stock and consequently control 100% of the voting rights in the Company. Shares of preferred stock issued in the future may be granted voting rights at the discretion of the Board of Directors. On matters submitted to the shareholders of the Company, the holders of the Class B Common Stock will be entitled to one vote for each share held, while holders of Class A Common Stock will not be entitled to vote except as may be required by Florida law. Under the FBCA, holders of Class A Common Stock would currently be entitled to vote as a separate voting group on certain amendments to the Company's Articles of Incorporation including, without limitation, amendments which (i) increase or decrease the authorized number of shares of Class A Common Stock,
(ii) change the designation, rights, preferences or limitations of the Class A Common Stock, (iii) create a new class of shares, or increase the rights, preferences or number of authorized shares, which would have rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the Class A Common Stock, or (iv) effect an exchange or reclassification of shares of another class of stock into shares of Class A Common Stock or of Class A Common Stock into shares of another class. In addition, under the FBCA, holders of Class A Common Stock would currently be entitled to vote as a separate voting group on any plan of merger or plan of share exchange containing a provision which, if included in a proposed amendment to the Articles of Incorporation, would require their vote as a separate voting group. No shares have cumulative voting rights.

         DIVIDENDS

         Holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive dividends as may be declared by the Board of Directors out of funds which are legally available. The holders of Class A Common Stock are currently entitled to receive cash dividends per share in an amount equal to at least 110% of any per share cash dividends declared and paid on the Class B Common Stock. With respect to dividends other than cash (including stock splits and stock dividends), the distribution per share with respect to Class A Common Stock must be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock while a stock dividend or other distribution to holders of Class B Common Stock may be declared and issued in either Class A Common Stock or Class B Common Stock (at the discretion of the Board) provided that the number of any shares so issued is, on a per share basis, the same.

         As part of the merger, the Company's Articles of Incorporation will be amended to provide that each share of Class B Common Stock will be entitled to distributions equal and identical to the distribution on 4,876,124 shares of Class A Common Stock, except that in the case of cash dividends, the distribution per share of Class A Common Stock shall be equal to at least 110% of the amount obtained by dividing the distributions paid per share of Class B Common Stock by 4,876,124. This proposed amendment is necessary to ensure that the economic equity interest of BFC Financial Corporation in the Company after the merger, which will be represented by one share of Class B Common Stock, is not diluted relative to the Class A Common Stock as a result of the merger and to preserve the premium payable on the Class A shares. This would occur absent this amendment because after the merger BFC will hold only one share of Class B Common Stock compared to the 4,876,124 shares of Class B Common Stock that it currently holds.

         The ability of the Company to pay cash dividends is significantly dependent upon the ability of BankAtlantic to pay dividends or make other distributions to the Company, which in turn is subject to limitations which are imposed by law and regulation.

         LIQUIDATION RIGHTS

         In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of: (i) all debts and liabilities of the Company; (ii) any accrued dividend claims; (iii) liquidation preferences of any Preferred Stock which may be outstanding; and (iv) any interests in the Company's liquidation account, will be distributed ratably, in cash or in kind, among the holders of Class A Common Stock and Class B Common Stock, with the amount payable per share of Class B Common Stock after the merger being equal to the amount payable on 4,876,124 shares of Class A Common Stock.

         PREEMPTIVE RIGHTS

         Neither the Class A Common Stock nor the Class B Common Stock is entitled to any preemptive right to subscribe for or receive any shares of any class of stock of the Company (or any securities convertible into shares of stock of the Company) issued in the future.

NYSE LISTING

         After the merger, the Class A Common Stock will continue to trade on the New York Stock Exchange as the Company's sole publicly-traded common stock.

PREFERRED STOCK

         By amendment to its Articles of Incorporation without shareholder vote, the Company may provide for one or more classes of preferred stock. The shares of any such class may be divided into and issued in series, with each series separately designated so as to distinguish the shares from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the Company's Articles of Incorporation and may provide for, among other things, board representation, voting rights and dividend and liquidation preferences. All shares of the same class must be identical except as to certain relative rights and preferences specified in the Company's Articles of Incorporation, as to which there may be variations between different series.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The consolidated financial statements of BankAtlantic Bancorp, Inc. and its subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999, have been incorporated by reference in this Proxy Statement, and have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon. Such consolidated financial statements have been included in reliance upon the report of KPMG LLP. A representative of KPMG LLP will be at the Special Meeting to answer appropriate questions from shareholders.

                                  OTHER MATTERS

         The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. However, with regard to other business that may properly come before the Special Meeting, execution of the accompanying proxy confers on each designated proxy holders discretionary authority to vote their shares in accordance with their best judgment.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files reports, Proxy Statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company. The Class A Common Stock is quoted on the New York Stock Exchange and the Class B Common Stock is quoted on the Nasdaq Stock Market's National Market System. These reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York City, New York 10005, and the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006.

         Pursuant to the requirements of Section 13(e) and Rule 13E-3 of the Exchange Act, the Company and BBC Sub have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by SEC rules, this Proxy Statement does not contain all of the information you can find in the Schedule 13E-3 or in the exhibits to the Schedule 13E-3. You can obtain this additional information and a complete Schedule 13E- 3 from the SEC as indicated above, or from the Company.

         The SEC allows the Company to "incorporate by reference" the information it files with the SEC. This permits the Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is deemed to be a part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. The information incorporated by reference is an important part of this Proxy Statement, and information that the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by reference into this Proxy Statement the following documents:

o the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 30, 1999,
o our current report on Form 8-K filed with the SEC on January 25, 2000, and
o any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until the date of the Special Meeting.

         You may request a copy of these filings (other than exhibits which are not specifically incorporated by reference herein) at no cost by writing or telephoning us at the following address:

                            Corporate Communications
                              BankAtlantic Bancorp
                           1750 East Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                                 1-954-760-5402

         If you would like to request documents from the Company, please do so by ___________, 2000 [10 days before meeting] to receive them before the Special Meeting.

         You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the merger agreement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than ___________, 2000 [ date of Proxy Statement].

                                                                     APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated March 29, 2000 (the "Agreement"), by and among BankAtlantic Bancorp, Inc., a Florida corporation (the "Company"), and BBC Sub, Inc., a Florida corporation wholly-owned by the Company ("Sub").

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company, upon the recommendation of the special committee established to consider the transaction contemplated herein (the "Special Committee"), has determined that it is in the best interests of the Company and its shareholders for the Company to effect a recapitalization of its capital structure through the merger of Sub with and into the Company, with the Company as the surviving corporation (the "Merger"), the result of which will result in the elimination of the public ownership of the Company's Class B Common Stock;

         WHEREAS, the Board of Directors of the Company unanimously approved the amendment to this Agreement providing that options to acquire Class B Common Stock shall, based on the intrinsic value of such options at the Effective Time (as defined below), be converted into options to acquire Class A Common Stock at the Effective Time;

         WHEREAS, the Board of Directors of Sub has unanimously approved the Merger and deems it in the best interests of its shareholder;

         WHEREAS, as of the date of this Agreement, the authorized and outstanding capital stock of the Company is as follows: (1) 125,000,000 shares of common stock, par value $.01 per share (the "Company Common Stock), consisting of 80,000,000 shares designated Class A Common Stock (the "Class A Common Stock"), of which 31,633,138 shares are issued and outstanding, and 45,000,000 shares designated Class B Common Stock (the "Class B Common Stock"), of which 9,912,646 shares are issued and outstanding; and (2) 10,000,000 shares of preferred stock, par value $.01 per share, no shares of which are outstanding;

         WHEREAS, the authorized and outstanding capital stock of Sub consists of 100 shares of common stock, par value $.01 per share (the "Sub Common Stock"), all of which are issued and outstanding and owned by the Company;

         WHEREAS, the Company and Sub are entering into this Agreement to set forth the terms and conditions of the Merger.

         NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the parties hereto agree as follows:

         1.       MERGER

                  1.1      The Merger. At the Effective Time (as defined in
Section 1.3 below), Sub shall be merged with and into the Company under the terms of this Agreement and in accordance with the provisions of the Florida Business Corporation Act (the "FBCA"), and the separate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                  1.2      Effects of the Merger.

                           (a)      Generally. The Merger shall have the effects
as provided by the FBCA and other applicable law.

                           (b)      Articles of Incorporation and By-laws. The
articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, except that the articles of incorporation shall, as a result of the Merger, be amended as set forth in the form Articles of Amendment attached to this Agreement as Exhibit A. The By-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

                           (c)      Board of Directors; Officers. At the
Effective Time, the Board of Directors of the Surviving Corporation shall be identical to the Board of Directors of the Company and the officers of the Surviving Corporation shall be identical to the officers of the Company, in each case until their respective successors have been duly elected or appointed and qualified and subject to the Articles and By-laws of the Surviving Corporation.

                  1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 3 of this Agreement, the parties shall file with the Secretary of State of the State of Florida articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the FBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida, or at such other time as is permissible in accordance with the FBCA and as the Company and Sub shall agree and as specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

         2.       CONVERSION OF STOCK; TERMINATION OF CONVERTIBLE
                  SECURITIES

                  2.1 Conversion of Class A Common Stock. At the Effective Time, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted and remain outstanding as one fully paid and non-assessable share of Class A Common Stock of the Surviving Corporation (the "New Class A Common Stock").

                  2.2 Conversion of Class B Common Stock. At the Effective Time, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be an issued and outstanding share of Class B Common Stock and shall become and be converted into .0000002051 of a fully paid and non-assessable share of Class B Common Stock of the Surviving Corporation (the "New Class B Common Stock").

                  2.3 Cancellation of Sub Common Stock. At the Effective Time, each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished without any payment or other consideration made with respect thereto.

                  2.4      Exchange of Certificates.

                           (a)      Prior to the Effective Time, the Company
shall appoint an exchange agent (the "Exchange Agent"), which may be the Company's stock transfer agent, to act as the Company's agent for the issuance or payment of consideration to holders of Class B Common Stock in the Merger.

                           (b)      After the Effective Time, holders of a
certificate or certificates theretofore evidencing issued and outstanding shares of Class A Common Stock shall not be required to exchange such certificates for one or more certificates representing the identical number of shares of New Class A Common Stock into which such shares were converted by virtue of the Merger. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Class B Common Stock, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon proper delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonable specify), and instructions for use in effecting the surrender of the certificates representing such shares of Class B Common Stock, in exchange for the shares of New Class B Common Stock or cash, as applicable, payable as a result of the Merger. Upon surrender to the Exchange Agent of a certificate or certificates formerly representing shares of Class B Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to receive either (i) a certificate or certificates representing the shares of New Class B Common Stock or (ii) a check representing the payment of cash in lieu of fractional shares pursuant to Section 2.5 of this Agreement, into which such shares of Class B Common Stock, formerly represented by such surrendered certificate or certificates, shall have been converted at the Effective Time pursuant to the Merger. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Class B Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of certificates representing shares of New Class B Common Stock or cash in lieu of fractional shares, as the case may be, allocable to the shares of Class B Common Stock represented by such certificate or certificates. If any certificate representing shares of New Class B Common Stock or cash in lieu of shares, as applicable, is to be issued or paid to a name other than that in which the certificate for the Class B Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the issuance of certificates in, or payment of cash to, a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable.

                  (c) After the Effective Time, certificates theretofore representing shares of Class A Common Stock shall be deemed for all purposes as evidencing ownership of the identical number of shares of New Class A Common Stock into which such shares shall have been converted by virtue of the Merger. After the Effective Time and until surrendered as set forth in this Section 2.4, certificates theretofore representing shares of Class B Common Stock shall be deemed for all purposes as evidencing ownership of the number of shares of New Class B Common Stock into which such shares shall have been converted by virtue of the Merger; provided, however, that any certificate representing less than one whole share of New Class B Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the amount of cash allocable to the shares represented by such certificate as contemplated by Article 2 hereof. No interest will be paid or accrued on any cash payable pursuant to the Merger.

                  (d) The Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Class B Common Stock such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law applicable to the making of such payment. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Class B Common Stock in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

                  (e) No party to this Agreement shall be liable to any person or entity in respect of any amounts paid or delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) In the event any certificate or certificates formerly representing shares of Class B Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or certificates to be lost, stolen or destroyed, and if required by the Surviving Corporation and the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the consideration deliverable in respect thereof as determined in accordance with this Article 2.

         2.5 Cash in Lieu of Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip representing fractional shares of New Class B Common Stock shall be issued upon the conversion of shares of Class B Common Stock in the Merger and no dividend or distribution of the Surviving Corporation shall relate to any fractional share otherwise issuable pursuant to the terms hereof and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. In lieu of any fractional shares, there shall be paid to each holder of shares of Class B Common Stock who otherwise would be entitled to receive a fractional share of New Class B Common Stock, an amount in cash (without interest) equal to $6.00 per share of Class B Common Stock owned by such holder immediately prior to the Effective Time which was converted into such fractional share.

         2.6      Treatment of Options and Convertible Securities.

                  (a) Options to Purchase Class A Common Stock. Pursuant to the Merger, at the Effective Time, each outstanding option to purchase shares of Class A Common Stock under the Company's stock option plans and stock option plans of the Company's subsidiaries shall remain outstanding under the same terms and conditions as in effect immediately prior to the Effective Time, except that each such option shall be converted into an option to acquire an equivalent number of shares of New Class A Common Stock and upon exercise of each such option, one share of New Class A Common Stock shall be issuable in lieu of each share of Class A Common Stock issuable upon the exercise thereof immediately prior to the Effective Time. Shares of Class A Common Stock reserved for future issuance under the BankAtlantic Bancorp 1996 Stock Option Plan, the BankAtlantic Bancorp 1998 Stock Option Plan, the BankAtlantic Bancorp 1999 Non-Qualified Stock Option Plan and the BankAtlantic Bancorp 1999 Stock Option Plan shall automatically be converted into an equal number of shares of New Class A Common Stock.

                  (b) Options to Acquire Class B Common Stock. Pursuant to the Merger, at the Effective Time, each outstanding option to purchase shares of Class B Common Stock (a "Class B Option") shall be exchanged for or converted into options to acquire Class A Common Stock on a basis which preserves the intrinsic value (the difference between the market value per share of Class B Common Stock at the Effective Time and the exercise price of the Class B Option) of the Class B Option and which does not decrease the ratio of the exercise price per share to the market value per share upon conversion.

                           (c)      Convertible Debt Securities. The obligations
of the Company under its currently outstanding 6 3/4% Convertible Subordinated Debentures due 2006 and its 55/8% Convertible Subordinated Debentures due 2007 (collectively, the "Convertible Debentures") to issue shares of Class A Common Stock upon conversion of the Convertible Debentures and the rights of the holders thereof to convert the Convertible Debentures into shares of Class A Common Stock shall remain in effect upon the same terms and conditions set forth in the instruments governing the Convertible Debentures, except that upon the conversion of the Convertible Debentures by a holder thereof, one share of New Class A Common Stock shall be issuable in lieu of each share of Class A Common Stock issuable upon the exercise thereof immediately prior to the Effective Time. The Company shall make appropriate amendments or supplements to the instruments governing the Convertible Debentures to reflect this change.

                           (d)      Other Employee Agreements and Benefit Plans.
At the Effective Time, all obligations of the Company with respect to all rights to purchase, sell or receive Class A Common Stock and all rights to elect to make payments in the Class A Common Stock under any agreement between the Company and any director, officer or employee thereof or of any subsidiary or under any plan or program of the Company or any subsidiary, shall be automatically converted into and shall become an identical right to purchase, sell, or receive New Class A Common Stock and an identical right to elect to make payment in New Class A Common Stock under such agreement, plan or program.

         3. CONDITIONS. The obligations of the parties hereto to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of each of the following conditions:

                  3.1 Board Approval. The respective Boards of Directors of the Company and Sub shall not have revoked their approval of this Agreement and the transactions contemplated hereby.

                  3.2 Shareholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been duly approved by the requisite vote of the holders of each of the Class A Common Stock and the Class B Common Stock, voting as separate voting groups. In addition, this Agreement and the transactions contemplated hereby shall have been duly approved and adopted by the Company, as the sole holder of Sub Common Stock.

                  3.3 No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government (a "Governmental Entity") shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

                  3.4 Consents. Other than filing the Articles of Merger, all consents, approvals and authorizations of and filings with Governmental Entities, including the Office of Thrift

Supervision, required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

                  3.5 Tax Matters. The Company shall have received an opinion of counsel, satisfactory to it in form and substance, with respect to the federal income tax consequences of this Agreement, the Merger and the transactions contemplated hereby.

                  3.6 Other Approvals. All other consents and approvals and the satisfaction of all other requirements that are necessary, in the opinion of the Company, for the consummation of the Merger and other transactions contemplated by this Agreement shall have been obtained.

                  3.7 Financing. The Company shall have obtained financing for the payment of all amounts payable as a result of the Merger (together with all fees and expenses incurred in connection therewith), upon terms satisfactory to the Company in its sole discretion.

         4.       TERMINATION; AMENDMENT

                  4.1 Termination of Agreement. This Agreement may be terminated by the Company at any time before the Effective Time if for any reason consummation of the transactions contemplated hereby is inadvisable in the sole discretion of its Board of Directors. Such termination shall be effected by written notice by the Company to Sub. Upon the giving of such notice, this Agreement shall be terminated and there shall be no liability hereunder or on account of such termination on the part of the Company or Sub or the directors, officers, employees, agents or stockholders of any of them.

                  4.2 Amendment. This Agreement may be amended or modified at any time by mutual written agreement of the parties (a) in any respect prior to the approval hereof by the shareholders of the Company entitled to vote hereon, and (b) in any respect subsequent to such approval, provided that any such amendment or modification subsequent to such approval shall not (i) change the method of converting the issued and outstanding Common Stock into shares of New Common Stock or into cash in lieu of fractional shares of New Class B Common Stock, (ii) alter or change any provision of the Articles of Incorporation of the Surviving Corporation that would require the approval of shareholders, or
(iii) otherwise materially adversely affect the shareholders of the Company.

         5.       MISCELLANEOUS

                  5.1 Successors. This Agreement shall be binding on the successors of the Company and Sub.

                  5.2 Counterparts. This Agreement may be executed in one or more counterparts.

                  5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws or principles thereof.

                  5.4      No Third Party Beneficiaries. Except as provided in
Section 2.4, nothing in this Agreement is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the Boards of Directors of the parties hereto have approved this Agreement and the duly authorized officers of each have executed this Agreement on their behalf as of the date first above written.

                                      BANKATLANTIC BANCORP, INC.

                                      By:
                                          ------------------------------------
                                           Name:
                                           Title:


                                       BBC SUB, INC.

                                      By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                                                    APPENDIX B

                                                              April 6, 2000

Special Committee of the Board of Directors and the Board of Directors BankAtlantic Bancorp, Inc.
1750 East Sunrise Boulevard
Ft. Lauderdale, FL 33304

Members of the Special Committee of the Board of Directors and the Board of
Directors:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the Class A and Class B shareholders of BankAtlantic Bancorp, Inc. (the "Company") of the consideration to be offered to the shareholders of the publicly held Class B shares (the "Public Class B Shares") in the repurchase of those Public Class B Shares pursuant to the merger (the "Merger") of BBC Sub, Inc., the Company's wholly owned subsidiary with and into the Company under an Agreement and Plan of Merger, dated January 13, 2000, and as amended March 29, 2000 (the "Agreement"). Pursuant to the terms of the Agreement, each of the Public Class B Shares, par value $0.01 per share, of the Company will be repurchased by the Company for $6.00 in cash (the "Consideration").

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to the Company, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the Company. We have acted exclusively for the Special Committee of the Board of Directors and the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services.

         In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of the Company and the Merger, including among other things, the following: (i) the Agreement and Plan of Merger dated January 13, 2000 and as amended March 29, 2000; (ii) the proxy statement for the special meeting of stockholders of the Company to be held in connection with the Merger dated April 6, 2000; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10_K for the three years ended December 31, 1999 of the Company; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10_Q of the Company and certain other communication from the Company to its stockholders; and (v) other financial information concerning the businesses and operations of the Company furnished to us by the Company for purposes of our analysis. We have also held discussions with senior management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects of the Company and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In preparing our opinion, we have relied upon the accuracy and completeness of all of the financial and other information supplied or otherwise made available to us, including that contemplated in the items above, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. KBW has not been provided with, and did not have any access to, financial projections of the Company prepared by management of the Company for any period after fiscal year 1999. Accordingly, with respect to the future financial performance of the Company, the Company has directed KBW to rely on publicly available estimates of research analysts in performing our analysis and, based upon advice of the Company, KBW assumed such estimates are a reasonable basis upon which to evaluate and analyze the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. We are not experts in the evaluation of allowances for loan and lease losses have not made an independent evaluation of the adequacy of the allowance for loan losses of the Company, nor have we reviewed any individual credit files and have assumed that the respective aggregate allowances for loan losses for the Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not conducted any physical inspection of the properties or facilities of the Company.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the assets and liabilities of the Company; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Public Class B Shares in the Merger is fair, from a financial point of view, to the holders of the Class A shares and the Class B shares of the Company.

                                                Very truly yours,

                                                Keefe, Bruyette & Woods, Inc.

                                                                    APPENDIX C

                                 LEHMAN BROTHERS

                                                              January 13, 2000

Board of Directors
BankAtlantic Bancorp, Inc.
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

Members of the Board:

         We understand that BankAtlantic Bancorp, Inc. (the "Company") proposes to enter into an agreement with a newly-created wholly owned subsidiary of the Company pursuant to which the Company will merge with such subsidiary and, upon effectiveness of such merger, each outstanding share of Class B common stock held by stockholders other than BFC Financial Corporation ("BFC") will be converted into the right to receive $6.00 per share in cash, and each outstanding option to purchase Class B common stock will be converted into the right to receive $6.00 in cash less the exercise price of such option. We further understand that the number of shares of Class B common stock to be so converted into the right to receive cash is 5,388,392, the number of options to be so converted into the right to receive cash is 1,762,777 and that, after giving effect to the proposed transaction, BFC will own 100% of the voting power of the Company. The terms and conditions of the proposed transaction are set forth in more detail in the Agreement and Plan of Merger dated as of January 13, 2000 (the "Agreement").

         We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the proposed transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the proposed transaction.

         In arriving at our opinion, we reviewed and analyzed: (1) the specific terms of the proposed transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999, (3) financial and operating information with respect to the business and operations of the Company furnished to us by the Company, (4) trading histories of the Company's Class A common stock and Class B common stock from December 31, 1996 to the present and a comparison of those trading histories with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) published estimates of third party research analysts regarding the future financial performance of the Company, (7) a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that we deemed relevant, and (8) the potential pro forma impact of the proposed transaction on the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

         In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not been provided with, and did not have any access to, financial projections of the Company prepared by management of the Company for any period after fiscal year 1999. Accordingly, with respect to the future financial performance of the Company, the Company has directed us to rely on publicly available estimates of research analysts in performing our analysis and, based upon advice of the Company, we have assumed that such estimates are a reasonable basis upon which to evaluate and analyze the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

         Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the proposed transaction is fair to the Company.

         We have acted as financial advisor to the Company in connection with the proposed transaction and will receive a fee for our services which is contingent, in part, upon the consummation of the proposed transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the proposed transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS
                                          By:
                                          Managing Director




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


                                                                     APPENDIX D

      DISSENTERS' RIGHTS PROVISIONS OF THE FLORIDA BUSINESS CORPORATION ACT

607.1301 Dissenters' rights; definitions

The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 Right of shareholders to dissent

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party:

                  1. If the shareholder is entitled to vote on the merger, or

                  2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

         (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

         (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;


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



         (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                  1. Altering or abolishing any preemptive rights attached to any of his or her shares;

                  2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                  3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                  4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

                  5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

                  6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

                  7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

         (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.




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



607.1320 Procedure for exercise of dissenters' rights

(1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

                  1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

                  2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

         (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a) Such demand is withdrawn as provided in this section;




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


         (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                    APPENDIX E

                                 REVOCABLE PROXY

         THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                           BANKATLANTIC BANCORP, INC.

         The undersigned appoints ________ and _______ or either of them, with full power of substitution and resubstitution, proxies of the undersigned with all the powers that the undersigned would possess if personally present to cast all votes which the undersigned would be entitled to vote at the Special Meeting of Stockholders (the "Special Meeting") of BankAtlantic Bancorp, Inc. (the "Company"), to be held at ___ p.m. local time, on ___________ , 2000, at ____________________________, Ft. Lauderdale, Florida ________, and at any and
all adjournments thereof, including (without limiting the generality of the foregoing) to vote and act as indicated on the back of this card.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

         Your Board of Directors unanimously recommends that you vote FOR the item set forth below as described in the Notice of Special Meeting and Proxy Statement.

         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This Proxy will be voted at the Special Meeting or any adjournment thereof. This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the item set forth below as described in the Notice of Special Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

1.    Approval and Adoption of the Agreement               Please complete, sign, date and return promptly this
      and Plan of Merger.                            Proxy in the enclosed pre-addressed return envelope.  No
                                                     postage is required for mailing in the United States.

      For              Against         Abstain
      [ ]                [ ]             [ ]         Date:
                                                           ---------------------------------------------------
                                                                               (Month, day, year)

                                                     ---------------------------------------------------------
                                                                             Signature(s)

                                                     ---------------------------------------------------------
                                                                            Signatures(s)
[Address Label]                                      IMPORTANT:  Please date this Proxy and sign exactly as your name appears to the left.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                                     If a corporation, please sign the full corporate name by
                                                     President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

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